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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SUPERVALU INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 Notice of Annual Meeting of Stockholders
To Be Held Tuesday, July 16, 2013

        The Annual Meeting of Stockholders of SUPERVALU INC. will be held on Tuesday, July 16, 2013, at 11:30 a.m., Eastern time, at Sheraton New York Times Square Hotel, 811 Seventh Avenue, New York, New York 10019 and on the Internet at www.proxyvote.com or www.virtualshareholdermeeting.com/svu13, for the following purposes:

        1)    to elect nine directors;

        2)    to ratify the appointment of KPMG LLP as independent registered public accountants;

        3)    to hold an advisory vote on executive compensation; and

        4)    to transact such other business as may properly come before the meeting.

Record Date

        The Board of Directors has fixed the close of business on May 22, 2013 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the meeting. Holders of SUPERVALU's common stock are entitled to one vote for each share held of record on the record date.

        IMPORTANT:    We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy by mail or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

PLEASE NOTE THAT YOU WILL NEED PROOF
THAT YOU OWN SUPERVALU STOCK TO BE ADMITTED TO THE MEETING

        Record stockholder:    If your shares are registered directly in your name, please bring proof of stock ownership.

        Shares held in street name by a broker or a bank:    If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting.

Virtual Meeting Option

        If you are unable to attend the Annual Meeting of Stockholders in person, you may attend and participate in the meeting via the Internet, including submitting questions, at www.proxyvote.com or www.virtualshareholdermeeting.com/svu13. Instructions on how to participate and demonstrate proof of stock ownership are posted at www.proxyvote.com and at www.virtualshareholdermeeting.com/svu13.

        If you need special assistance because of a disability or if you need directions to attend the meeting and vote in person, please contact the Corporate Secretary's office, by mail at P.O. Box 990, Minneapolis, Minnesota 55440 or by telephone at (952) 828-4000.

BY ORDER OF THE BOARD OF DIRECTORS

Karla C. Robertson Executive Vice President, General Counsel and Corporate Secretary
June 3, 2013

ATTENDING THE ANNUAL MEETING OF STOCKHOLDERS

Attending in person

  •
  Doors open at 11:00 a.m. Eastern Time. Please use the side entrance to the hotel on 52nd between 6th and 7th Avenue

  •
  Meeting starts at 11:30 a.m. Eastern Time

  •
  You do not need to attend the meeting to vote if you submitted your proxy in advance of the meeting

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  The use of cameras and recording devices is prohibited

Attending and participating via the Internet

  •
  Webcast starts at 11:30 a.m. Eastern Time

  •
  Stockholders may vote and submit questions while attending the meeting via the Internet

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  Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com

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  You may directly link to the virtual stockholder meeting at www.virtualshareholdermeeting.com/svu13

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  Anyone can view the meeting live via the Internet at www.supervalu.com

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  Webcast replay will be available until August 16, 2013

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

        The Board of Directors of SUPERVALU INC. ("SUPERVALU" or the "Company") is soliciting proxies for use at the 2013 Annual Meeting of Stockholders to be held on Tuesday, July 16, 2013, at 11:30 a.m., Eastern Time, at Sheraton New York Times Square Hotel, 811 Seventh Avenue, New York, New York 10019 and on the Internet at www.proxyvote.com or www.virtualshareholdermeeting/svu13, and at any adjournment or postponement of the meeting. The proxy materials were either made available to you over the Internet or mailed to you beginning on or about June 6, 2013.

VOTING PROCEDURES

Number of Shares Outstanding

        SUPERVALU has one class of capital stock outstanding, common stock. The holders of common stock are entitled to one vote for each share held. As of May 22, 2013, the record date for the meeting, 257,783,152 shares of common stock were outstanding and are eligible to vote at the meeting.

Vote Required and Method of Counting Votes

        You may vote "FOR," "AGAINST" or "ABSTAIN" on Items 1 through 3 described below. If you submit your proxy, but abstain from voting, your shares will be counted as present at the meeting for the purpose of determining a quorum.

        If you hold your shares in street name and do not provide voting instructions to your broker, they will be counted as present at the meeting for the purpose of determining a quorum and may be voted on Item 2 (Ratification of the Appointment of the Independent Registered Public Accountants) at the discretion of your broker. If you hold your shares in street name, it is critical that you cast your vote if you want it to count for Item 1 (Election of Directors) and Item 3 (Advisory Vote on Executive Compensation). If you hold your shares in street name and you do not indicate how you want your shares voted in the election of directors and on the advisory vote on executive compensation, your bank or broker is not allowed to vote those shares on your behalf on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors and on the advisory vote on executive compensation, no votes will be cast on your behalf.

        The following is an explanation of the vote required for each of the items to be voted on.

        Item 1.    Election of Directors.    Each director nominee receiving a majority of the votes cast will be elected as a director. This means that the number of shares voted "FOR" a director nominee must exceed the number of votes cast "AGAINST" that director nominee in order for that nominee to be elected as a director. If, however, the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. A plurality means that the nine director nominees who receive the highest number of votes cast will be elected. In either event, shares not present at the meeting and shares voting "ABSTAIN" have no effect on the election of directors.

        Item 2.    Ratification of the Appointment of the Independent Registered Public Accountants.    The affirmative vote of a majority of the shares of common stock present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting "ABSTAIN" on this proposal have the same effect as a vote against this proposal.

        Item 3.    Advisory Vote on Executive Compensation.    The affirmative vote of a majority of the shares of common stock present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting "ABSTAIN" on this proposal have the same effect as a vote against this proposal.

        YOUR VOTE IS VERY IMPORTANT.    Whether or not you expect to attend the meeting in person or via the Internet, please submit your proxy vote in one of the following ways:

  •
  Voting by Mail.  If you wish to vote by mail, please sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided.

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  Voting by Telephone and the Internet.  If you wish to vote by telephone or the Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or the Internet, you do not need to return the proxy card.

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  Shares held in Street Name.  If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares. Telephone and Internet voting are also available to stockholders owning stock through most major banks and brokers.

  •
  Voting by Participants in Employee Benefit Plans.  If you own shares of SUPERVALU common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your plan account(s) and the shares you own that are registered in the same name. If any of your plan accounts are not in the same name as your shares of record, you may receive separate proxy cards for the shares held in each named account. Proxies submitted by plan participants will serve as voting instructions to the trustee for that plan whether provided by mail, telephone or the Internet. If you do not make an affirmative election as to how you want your shares to be voted, the trustee will vote those shares in the same proportion as other participants in that plan affirmatively elected to vote their shares.

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  Revoking Your Proxy.  With the exception of shares held in employee benefit plan accounts, you may revoke your proxy at any time before your shares are voted by sending a written statement to the Corporate Secretary, or by submitting another proxy with a later date. You may also revoke your proxy by voting at the meeting in person or via the Internet. With respect to shares held in employee benefit plan accounts, you may revoke your proxy for those shares up until noon on July 15, 2013.

        It is important that all stockholders vote. If you submit a proxy by mail, telephone or the Internet without indicating how you want to vote, your shares will be voted as recommended by the Board of Directors.

ATTENDING THE ANNUAL MEETING

        If you plan to attend the Annual Meeting in person or via the Internet, you will need to provide proof that you own SUPERVALU stock in order to be admitted to the meeting.

  •
  Record Stockholders.  If you are a record stockholder (i.e., a person who owns shares registered directly in his or her name with SUPERVALU's transfer agent) and plan to attend the meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

  •
  Owners of Shares Held in Street Name.  Beneficial owners of SUPERVALU common stock held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

  •
  Internet Participants. If you wish to attend the meeting via the Internet, instructions on how to participate and demonstrate proof of stock ownership are posted at www.proxyvote.com. Stockholders attending the meeting via the Internet may vote during the meeting. In order to vote or submit a question during the meeting, you will need to follow the instructions posted at www.proxyvote.com or www.virtualshareholdermeeting.com/svu13.

        If you vote in person or via the Internet at the meeting, your vote will replace any votes you previously submitted by proxy.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information with respect to the only persons or groups known to us as of May 22, 2013, to be the beneficial owners of more than five percent of SUPERVALU common stock.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership	Percent of Class
(1)	Symphony Investors LLC, c/o Cerberus Capital Management, L.P., 875 Third Avenue, 11th Floor, New York, NY 10022	54,164,098	21.01%
(2)	State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, MA 02111	17,087,093	6.63%
(3)	JANA Partners LLC, 767 Fifth Avenue, 8th Floor, New York, New York 10153	14,136,844	5.48%
(4)	BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	13,831,642	5.37%
(5)	The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.	13,063,383	5.07%

(1)
Share ownership as of March 21, 2013, as set forth in Schedule 13D filed with the SEC on April 1, 2013. According to that filing, Symphony Investors LLC ("Symphony") may be deemed to beneficially own 54,164,098 shares of SUPERVALU common stock. As of March 21, 2013, Kimvue Acquisition, LLC, a New York limited liability company ("Kimco"), held 8,173,362 of such shares, which it received on March 21, 2013 as a distribution from Symphony in exchange for its interests in Symphony. Pursuant to the Letter Agreement, dated March 21, 2013, by and between Symphony and Kimco, Symphony possesses the power to vote and the power to direct the disposition of such shares held by Kimco.

(2)
Share ownership is as of December 31, 2012, as set forth in a Schedule 13G filed with the SEC on February 12, 2013, by: (i) State Street Corporation ("State Street") with respect to 17,087,093 shares of SUPERVALU common stock beneficially owned by it, over which it has shared voting and dispositive power; and (ii) State Street Bank and Trust Company, a subsidiary of State Street, acting in various capacities, with respect to 14,008,337 shares of SUPERVALU common stock beneficially owned by it, over which it has shared voting and dispositive power.

(3)
Share ownership as of March 31, 2013, as set forth in a Form 13F filed with the SEC on May 15, 2013. According to that filing, JANA Partners LLC is deemed to beneficially own 14,136,844 shares of SUPERVALU common stock, with sole dispositive power as to all of such shares, sole voting power with respect to 13,636,962 of such shares and shared voting power with respect to 499,882 of such shares.

(4)
Share ownership is as of December 31, 2012, as set forth in a Schedule 13G filed with the SEC on January 30, 2013. According to that filing, BlackRock, Inc. is deemed to beneficially own 13,831,642 shares of SUPERVALU common stock, with sole voting power and sole dispositive power as to 13,831,642 of such shares.

(5)
Share ownership is as of December 31, 2012, as set forth in a Schedule 13G/A filed with the SEC on February 11, 2013. According to that filing, The Vanguard Group ("Vanguard") is deemed to beneficially own 13,063,383 shares of SUPERVALU common stock. Vanguard reported sole voting power with respect to 309,155 shares, sole dispositive power with respect to 12,762,028 shares and shared dispositive power with respect to 301,355 shares. The filing reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., has beneficial ownership of 301,355 shares as a result of serving as investment manager of collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., has beneficial ownership of 7,800 shares as a result of serving as an investment manager of Australian investment offerings.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth information as of May 22, 2013 concerning beneficial ownership of SUPERVALU's common stock by each director and director nominee, for each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and for all of our directors and executive officers as a group.

        The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Donald R. Chappel	160,705	*
Irwin S. Cohen	170,057	*
Ronald E. Daly	134,195	*
Susan E. Engel	151,001	*
Philip L. Francis	149,234	*
Edwin C. Gage	150,959	*
Robert G. Miller	0	*
Mark A. Neporent	0	*
Steven S. Rogers	129,531	*
Matthew E. Rubel	109,524	*
Kathi P. Seifert	111,425	*
John Standley	0	*
Lenard Tessler	0	*
Sam Duncan	0	*
Sherry M. Smith	274,685	*
Janel S. Haugarth	402,330	*
J. Andrew Herring	254,365	*
Kevin R. Holt	83,091	*
Craig R. Herkert	838,454	*
Wayne C. Sales	978,264	*
Peter J. Van Helden	292,738	*
All directors and executive officers as a group (32 persons)	4,793,812	1.8%

*
Less than 1 percent

(1)
All persons listed have sole voting and investment power with respect to all of the shares listed except: (i) the following non-employee director who has shared voting and investment power, as follows: Mr. Gage, 8,000 shares and (ii) the following non-employee directors who have sole voting power, but no investment power, over shares held in the Directors' Deferred Compensation Plan as follows: Mr. Chappel, 144,565 shares; Mr. Cohen, 127,637 shares; Mr. Daly, 97,775 shares; Ms. Engel, 108,581 shares; Mr. Francis, 112,814 shares; Mr. Gage, 83,035 shares; Mr. Rogers, 80,200 shares; Mr. Rubel, 96,384 shares; Mr. Sales, 294,322; and Ms. Seifert, 75,001 shares.

(2)
Includes shares underlying options exercisable within 60 days of May 22, 2013, as follows: Mr. Chappel, 6,140; Mr. Cohen, 42,420; Mr. Daly, 36,420; Ms. Engel, 42,420; Mr. Francis, 30,420; Mr. Gage, 42,420; Mr. Rogers, 42,420; Mr. Rubel, 6,140; Ms. Seifert, 30,420; Ms. Smith, 188,500; Ms. Haugarth, 279,745; Mr. Herring, 175,686; Mr. Holt, 33,474;

  Mr. Herkert, 571,454; Mr. Sales, 30,420; Mr. Van Helden, 226,532; and all directors and executive officers as a group, 2,017,723.

(3)
Mr. Gage has pledged as security 17,504 shares of the Company's common stock held by a trust and 8,000 shares of the Company's common stock held by his spouse.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

        The Board of Directors held six regular meetings and 23 special meetings during the last fiscal year. Each director attended at least 75 percent of the meetings of the Board and its committees on which the director served.

        The Board maintained four standing committees during fiscal 2013: Audit, Corporate Governance and Nominating, Finance, and Leadership Development and Compensation. The Board determined in March, 2013 that responsibilities previously delegated to the Finance Committee would be returned to the full Board. As a result, the Board eliminated the Finance Committee and amended the Company's Bylaws accordingly. Each of the Audit, Corporate Governance and Nominating and Leadership Development and Compensation standing committees has a separate written charter that is available on SUPERVALU's website at http://www.supervalu.com. Click on the "Investors" link and then the caption "Corporate Governance" under the heading "About Us."

        Membership on the Audit, Corporate Governance and Nominating, and Leadership Development and Compensation committees is limited to non-employee directors who are independent under the New York Stock Exchange ("NYSE") listing standards. For fiscal 2013, the Board of Directors determined each of the non-employee directors of the Company was independent: Donald R. Chappel, Irwin S. Cohen, Ronald E. Daly, Susan E. Engel, Philip L. Francis, Edwin C. Gage, Steven E. Rogers, Matthew E. Rubel and Kathi P. Seifert. Mr. Sales was an independent director until his appointment to the position of President and Chief Executive Officer of the Company on July 29, 2012.

        In connection with the Tender Offer Agreement, dated January 10, 2013, between the Company, Symphony Investors LLC and Cerberus Capital Management, L.P. (the "Tender Offer Agreement"), the composition of the Board of Directors changed significantly following the end of fiscal 2013. See "Board Changes as a Result of the March 2013 Transactions" below.

        The Board of Directors has determined that each of the following current non-employee members of the Board and director nominees is an independent director under the NYSE listing standards and the rules of the Securities and Exchange Commission (the "SEC"): Messrs. Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Matthew E. Rubel and John T. Standley. Messrs. Robert G. Miller, Mark A. Neporent, Wayne C. Sales and Lenard Tessler are current non-employee directors and director nominees who are not independent under the NYSE listing standards, and therefore such directors are not members of the Audit, Corporate Governance and Nominating or Leadership Development and Compensation Committees.

Audit Committee

        The following directors served on the Audit Committee in fiscal 2013: Irwin S. Cohen (Chairperson), Donald R. Chappel, Philip L. Francis, Steven S. Rogers and Kathi P. Seifert. The Board determined that all such members of the Audit Committee were financially literate under the NYSE listing standards and that Irwin S. Cohen, Donald R. Chappel and Philip L. Francis qualify as "audit committee financial experts" under the NYSE listing standards and the rules of the SEC. The Audit Committee met eight times during the last fiscal year.

        The primary responsibilities of the Audit Committee are to assist the Board of Directors in:

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  its oversight of our accounting and financial reporting principles and policies, and our internal controls and procedures;

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  its oversight of our financial statements and the independent registered public accountants;

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  selecting, appointing, compensating, evaluating and, where deemed appropriate, replacing the independent registered public accountants; and

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  evaluating the independence of the independent registered public accountants.

        As discussed in "Board Changes as a Result of the March 2013 Transactions" below, the composition of the Board of Directors has changed significantly following the end of fiscal 2013. In March, 2013, the Board appointed each of Irwin S. Cohen (Chairman), Donald R. Chappel and Philip L. Francis to the Audit Committee. Mr. Standley was appointed to the Board effective as of April 26, 2013, and was appointed to serve on the Audit Committee. At that time, Mr. Francis left the Audit Committee due to additional appointments to the Leadership Development and Compensation Committee and the Corporate Governance and Nominating Committee. The Board determined that each of Messrs. Cohen, Chappel, Francis and Standley is financially literate under the NYSE listing standards and qualifies as an "audit committee financial expert" under the NYSE listing standards and the rules of the SEC.

Corporate Governance and Nominating Committee

        The following directors served on the Corporate Governance and Nominating Committee in fiscal 2013: Steven S. Rogers (Chairman), Ronald E. Daly, Philip L. Francis and Edwin C. Gage. The Corporate Governance and Nominating Committee met eight times during the last fiscal year.

        The mission of the Corporate Governance and Nominating Committee is to recommend a framework to assist the Board in fulfilling its corporate governance responsibilities. In carrying out its mission, the Corporate Governance and Nominating Committee establishes and regularly reviews the Board's policies and procedures, which provide:

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  criteria for the size and composition of the Board;

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  policies on the structure and operations of Board committees;

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  procedures for the conduct of Board meetings, including executive sessions of the Board;

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  policies on director retirement and resignation; and

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  criteria regarding personal qualifications needed for Board membership.

In addition, the Corporate Governance and Nominating Committee has the responsibility to:

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  consider and recommend nominations for Board membership and the composition of Board committees;

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  evaluate our Board practices and those of other well-managed companies and recommend appropriate changes to the Board (see "Board Practices" below);

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  evaluate the members of our Board on an annual basis and provide opportunities for director education;

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  consider governance issues raised by stockholders and recommend appropriate responses to the Board; and

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  consider appropriate compensation for directors.

        As discussed in "Board Changes as a Result of the March 2013 Transactions" below, the composition of the Board of Directors has changed significantly following the end of fiscal 2013. In March, 2013, the Board appointed each of Philip L. Francis (Chairman), Matthew E. Rubel and Donald R. Chappel to the Corporate Governance and Nominating Committee.

        For a description of the Corporate Governance and Nominating Committee's processes and procedures for the consideration and determination of director compensation, see "Director Compensation."

Finance Committee

        Following the transactions described below under "Board Changes as a Result of the March 2013 Transactions", the Board, in consultation with Company counsel, evaluated its overall structure and committee practices. After considering the charter of the Finance Committee and the matters that the Board had previously delegated to the Finance Committee, the Board determined that it could streamline its governance practices by having the full Board consider matters that were previously delegated to the Finance Committee. As a result, in March, 2013 the Board eliminated the Finance Committee as a standing committee and amended the Company's Bylaws accordingly.

        The following directors served on the Finance Committee in fiscal 2013 prior to its elimination: Donald R. Chappel (Chairman), Irwin S. Cohen, Susan E. Engel and Matthew E. Rubel. The Finance Committee met seven times during the last fiscal year.

        The primary responsibilities of the Finance Committee were to review our financial structure, policies and future financial plans and to make recommendations concerning them to the Board. In carrying out these responsibilities, the Finance Committee periodically reviewed:

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  our annual operating and capital budgets as proposed by management, and our performance as compared to the approved budgets;

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  our dividend policy and rates;

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  investment policies and performance of company-sponsored retirement plans;

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  our insurance and financial risk management programs;

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  our material financing arrangements;

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  our capital structure, including key financial ratios such as debt to equity ratios and coverage of fixed charges, capital allocation and return on capital investments; and

  •
  proposals for changes in our capitalization, including purchases of treasury stock.

Leadership Development and Compensation Committee

        The following directors served on the Leadership Development and Compensation Committee in fiscal 2013: Susan E. Engel (Chairperson), Ronald E. Daly, Edwin C. Gage, Matthew E. Rubel and Kathi P. Seifert. The Leadership Development and Compensation Committee met fourteen times during the last fiscal year.

        The primary responsibilities of the Leadership Development and Compensation Committee are to:

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  determine the process to evaluate the performance of the Chief Executive Officer (the "CEO");

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  review and recommend to the Board the compensation of the CEO;

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  review and recommend to the Board major changes in executive compensation programs, executive stock options and retirement plans for officers;

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  consider and make recommendations to the Board concerning the annual election of corporate officers and the succession plan for the CEO;

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  approve annual salaries and bonuses of corporate officers and other executives at specified levels;

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  review and approve participants and performance targets under our annual and long-term incentive compensation plans;

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  retain and terminate any firm or other professional used to assist in the evaluation of directors and senior executives, including the CEO, and to approve the terms of and fees for such retention;

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  approve equity grants and awards under our stock plan, bonus and other incentive plans;

  •
  review with management the Compensation Discussion and Analysis; and

  •
  review periodic reports from management with respect to whether the Company's compensation programs and policies are reasonably likely to have a material adverse effect on the Company.

        As discussed in "Board Changes as a Result of the March 2013 Transactions" below, the composition of the Board of Directors has changed significantly following the end of fiscal 2013. In March, 2013, the Board appointed each of Matthew E. Rubel (Chairman), Irwin Cohen and Philip L. Francis to the Leadership Development and Compensation Committee.

        For a description of the Leadership Development and Compensation Committee's processes and procedures for the consideration and determination of executive compensation, see "Compensation Discussion and Analysis."

BOARD CHANGES AS A RESULT OF THE MARCH 2013 TRANSACTIONS

        On January 10, 2013, the Company, New Albertson's, Inc., an Ohio corporation and a direct wholly owned subsidiary of the Company ("NAI"), and AB Acquisition LLC, a Delaware limited liability corporation ("AB Acquisition"), an affiliate of a Cerberus Capital Management, L.P. ("Cerberus")-led consortium which also includes Kimco Realty, Klaff Realty LP, Lubert-Adler Partners and Schottenstein Real Estate Group, entered into a Stock Purchase Agreement ("Stock Purchase Agreement"), which provided for, among other things, the sale of NAI to AB Acquisition. On March 21, 2013, the Company consummated the sale of NAI in accordance with the Stock Purchase Agreement, which resulted in the sale of the NAI banners, including Albertson's, Acme, Jewel-Osco, Shaw's and Star Market and related Osco and Sav-on in-store pharmacies (collectively, the "NAI Banners"), to AB Acquisition, in a stock sale valued at approximately $3.3 billion. The sale consisted of the acquisition by AB Acquisition of the stock of NAI, which owns the NAI Banners, for $100 million in cash and $44 million of short-term notes receivable subject to potential working capital adjustments, and the assumption of approximately $3.2 billion in debt and capital lease obligations, which were retained by NAI.

        Concurrently with the execution of the Stock Purchase Agreement, the Company entered into a Tender Offer Agreement (the "Tender Offer Agreement"), with Symphony Investors LLC, a Delaware limited liability company ("Symphony"), an affiliate of a Cerberus-led consortium, and Cerberus. In accordance with the terms of the Tender Offer Agreement, Symphony commenced a tender offer to purchase up to 30% of the Company's outstanding common stock at $4.00 net per share in cash, upon the terms and conditions set forth in the Offer to Purchase to the Schedule TO (as amended or supplemented from time to time), and in the related Letter of Transmittal, filed by Symphony with the SEC on January 25, 2013 (which, collectively and together with any amendments or supplements, constitute the "Offer"). The Offer expired at 5:00 p.m., New York City time, on Wednesday, March 20, 2013. According to Symphony, as of such time, (i) approximately 11,686,406 shares of common stock were validly tendered and not withdrawn pursuant to the Offer, which represented approximately 5.5% of the then issued and outstanding shares of the Company's common stock. Symphony accepted for payment and paid for all of the shares of common stock that were validly tendered and not withdrawn pursuant to the terms of the Offer (the "Acceptance"). Pursuant to the Tender Offer Agreement, on March 21, 2013, substantially simultaneously with the Acceptance, the Company issued an additional 42,477,692 shares of common stock, at a purchase price of $4.00 per share in cash, to Symphony, which combined with the tendered shares resulted in an equity ownership interest by Symphony in the Company of 21.2% as of March 21, 2013 after taking into account the additional issued shares.

        On March 20, 2013, pursuant to the Tender Offer Agreement, each of Ronald Daly, Susan Engel, Edwin "Skip" Gage, Steven Rogers and Kathi Seifert voluntarily resigned from the Company's Board of Directors, effective as of the consummation of the Offer. Pursuant to the Tender Offer Agreement, Symphony had the right to designate three members of the Company's Board of Directors. Symphony designated Robert G. Miller, Mark A. Neporent and Lenard Tessler. Messrs. Miller and Tessler were elected members of the Company's Board of Directors on March 21, 2013. Subsequent to the appointment of these two Symphony designees, the Board initiated a search through a nationally recognized search firm for two additional members of the Board. The search firm conducted a nationwide search based on criteria established by the Board including retail experience, financial expertise, business and turnaround experience and diversity. After consideration of the recommendations of such search firm as well as recommendations made by Board members, the Board expanded from seven to nine members and elected Mr. Mark A. Neporent, Symphony's third designee, and Mr. John T. Standley, an independent director identified through the Board's search process, effective on April 26, 2013. Pursuant to the terms of the Tender Offer Agreement, the Board of Directors will continue the search process for one additional independent director. Upon the selection and appointment of this director, Mr. Sam Duncan, SUPERVALU's President and Chief Executive Officer will be added to the Board, increasing the final size of the Board to 11 directors.

        The Company agreed in the Tender Offer Agreement that until March 21, 2015, in connection with each annual meeting of the Company's stockholders but subject to the restrictions and conditions set forth in the Tender Offer Agreement, the Company will nominate the Symphony designated directors for reelection to the Board and will take all reasonable and lawful actions necessary or advisable to cause the Board to recommend that the Company's stockholders vote "FOR" the election of such Symphony designees. Similarly, Symphony agreed, on behalf of itself and its affiliates, to vote or cause its shares of SUPERVALU common stock to be voted in favor of each director (other than the directors designated by Symphony) recommended by the Board and on other matters, in accordance with the recommendation of the Board, in each case for the time periods specifically set forth in the Tender Offer Agreement (generally until March 21, 2015 on other matters and any period in which a Symphony designee is serving a term of directorship on the Board with respect to which term the Company nominated and recommended such Symphony designee). Until March 21, 2015, any vacancy caused by the death, disability, resignation or removal of a Symphony designee will be filled by the Board with an individual designated by Symphony. These obligations will cease if the standstill restrictions set forth in the Tender Offer Agreement cease to apply and Symphony (or affiliates) take any of the actions previously restricted by such standstill provision. The end of this required nomination period will not reduce the term of any Symphony designee or otherwise require any such Symphony designee to resign from the Board.

        Subject to applicable NYSE regulations and the rules of the SEC, the Company agreed in the Tender Offer Agreement to appoint the Symphony designees to the Corporate Governance and Nominating and Leadership Development and Compensation Committees such that the total number of Symphony designees serving on each such committee is substantially equivalent (as close as reasonably practicable, but in no event less than one) to such Symphony designees' representation on the entire Board. Since none of the Symphony designees qualifies as an independent director under the

NYSE listing standards and the rules of the SEC, a Symphony designee is entitled to attend all meetings of the Corporate Governance and Nominating and Leadership Development and Compensation Committees (in person or otherwise) in the capacity of a non-voting observer and will be furnished with notice of such meetings and copies of all materials provided to such meeting members concurrently with the members of such committees. These rights of the Symphony designees continue until the second anniversary of the Offer closing date (or earlier upon certain material breaches of the Tender Offer Agreement as described therein). Any Symphony designees would be appointed to committees of the Board in accordance with the qualifications and skills of such directors.

        The Tender Offer Agreement also provides that until the second anniversary of the closing of the Offer, transfers of shares acquired by Symphony in the Offer and directly from the Company will be generally restricted, with more limited restrictions thereafter. Following that period, SUPERVALU has agreed to customary obligations to register such shares acquired with the SEC if requested by Symphony. Pursuant to the Tender Offer Agreement, Symphony, Cerberus and their affiliates and equity investors have agreed to certain "standstill" provisions that apply after the closing, certain of which will terminate upon the second anniversary of the closing of the Offer (or earlier under certain circumstances) or on the seventh anniversary of closing.

        Pursuant to a letter agreement, dated March 21, 2013, between the Company and Kimco (to which Symphony is a third party beneficiary), Kimco agreed to comply with the restrictions in the Tender Offer Agreement described in the foregoing paragraphs. Pursuant to the letter agreement, until March 21, 2015, Kimco (i) must vote its shares of SUPERVALU common stock received from Symphony as instructed by Symphony, (ii) is required to include such shares in certain sales of common stock being effected by Symphony and (iii) may not otherwise transfer such shares except in limited circumstances.

BOARD PRACTICES

        In order to help our stockholders better understand our Board practices, we are including the following description of current practices. The Corporate Governance and Nominating Committee periodically reviews these practices.

Leadership Structure

        The Board determines the best board leadership structure for SUPERVALU from time to time. The Board believes that it is not in the best interest of the Company or our stockholders to have an inflexible rule regarding whether the offices of Chairman and CEO must be separate. When a vacancy occurs in the office of either the Chairman or the CEO, the Board will consider the specific characteristics and circumstances existing at that time and will determine whether the role of Chairman should be separate from that of the CEO and, if the roles are separate, whether the Chairman should be selected from the independent directors or from management.

        In 2010, the Board determined that it was in the best interest of the Company to separate the positions of CEO and Chairman and to elect a Non-Executive Chairman. Wayne C. Sales was elected to that role following the 2010 Annual Meeting of Stockholders. It was expected that Mr. Sales would serve as the Non-Executive Chairman for a two-year term, contingent upon re-election to the Board of Directors. However, following Mr. Herkert's departure as CEO of the Company effective July 29, 2012, Mr. Sales was named President and CEO of the Company and became the Executive Chairman of the Company. The Board determined that it was in the best interest of the Company to combine the roles of Chairman and CEO at that time because of the significant benefits of having continuity of leadership while the Company was pursuing strategic alternatives and to more effectively coordinate the increased Board involvement while the Company was considering its alternatives. At that time, Mr. Philip L. Francis was elected as the Lead Director and while serving as Lead Director, Mr. Francis assumed leadership responsibilities as described below under "Lead Director." With the Board's appointment of Mr. Duncan to President and CEO of the Company on February 4, 2013, Mr. Sales continued to serve as Executive Chairman until the closing of the Offer at which point Mr. Miller assumed the role of Non-Executive Chairman. Mr. Sales continues to serve as a director and Mr. Francis continues to serve as Lead Director. It is expected that Mr. Miller will serve as the Non-Executive Chairman for a two-year term, contingent upon re-election to the Board of Directors. At the end of that two-year term, the Board will reevaluate its leadership structure. The independent members of the Board have determined that it is presently in the best interests of the Company that the positions of Chairman of the Board and CEO are separate. Such members of the Board believe that this separation is presently appropriate as it allows the CEO to focus on leading the Company through its turnaround efforts and transitioning to a post-NAI structure while the Chairman can focus on leading the Board in its consideration of strategic issues and monitoring corporate governance and other stockholder issues.

Evaluation of Board Performance

        In order to continue to evaluate and improve the effectiveness of the Board, under the guidance of the Corporate Governance and Nominating Committee, our Board annually evaluates the Board's performance as a whole. The evaluation process includes a survey of the individual views of all directors, a summary of which is then shared with the Board. The Board conducted an evaluation in fiscal 2012 with the assistance of an outside consultant in which each director was evaluated on ten competencies as a way to improve each director's performance. A similar evaluation process is expected to occur following this 2013 Annual Meeting of Stockholders and biannually thereafter. Each active Board Committee also evaluates its own performance annually.

Size of the Board

        On March 20, 2013, the Board amended our Bylaws to decrease the minimum number of directors who may serve on the Board from ten to the minimum number of directors permitted by the Delaware General Corporation Law. Effective as of April 26, 2013, the Board amended our Bylaws to decrease the maximum number of directors who may serve on the Board from 15 to 11. The exact number of directors will be determined from time to time by a majority of the whole Board of Directors or the holders of at least 75% of the stock of the Company entitled to vote, considered for the purpose as one class. The Board believes that the size of the Board should accommodate the objectives of effective discussion and decision-making and adequate staffing of Board committees.

        The Board of Directors currently consists of nine members and we anticipate it will consist of nine members following the 2013 Annual Meeting of Stockholders. However, pursuant to the terms of the Tender Offer Agreement, the Board of Directors will continue the search process for one additional independent director. Upon the selection and appointment of this director, Mr. Sam Duncan, SUPERVALU's President and Chief Executive Officer will be added to the Board, increasing the final size of the Board to 11 directors.

Director Independence

        The Board believes that a majority of its members should be independent, non-employee directors. It is the Board's policy that no more than one member of the Board will be an employee of SUPERVALU. This management member will typically be the CEO. Currently, no employee of SUPERVALU is a member of the Board. As described under "Board Changes as a Result of the March 2013 Transactions", Mr. Duncan, the Company's President and Chief Executive Officer, will join the Board once the Board identifies an additional independent director. To be considered "independent," a director must be determined by the Board to have no relevant material relationship with the Company, other than as a director of the Company. In making its determination concerning the absence of a material relationship, the Board adheres to the test for independence included in the NYSE listing standards.

        As discussed above under "Board Changes as a Result of the March 2013 Transactions", the Board currently includes three directors, including the Non-Executive Chairman, designated by Symphony, the Company's largest stockholder and an affiliate of AB Acquisition, a Cerberus-led consortium and the entity that acquired NAI from the Company, and Albertson's LLC. Cerberus owns 38.8% of Symphony and 34.9% of AB Acquisition, which is the parent entity of each of Albertson's LLC and NAI. Mr. Miller is the President and Chief Executive Officer of AB Acquisition, Mr. Tessler is Co-Head of Global Private Equity and Senior Managing Director of Cerberus and Mr. Neporent is the Chief Operating Officer, General Counsel and a Senior Managing Director of Cerberus. The Company has entered into several agreements with Albertson's LLC, AB Acquisition, NAI and Symphony, including the Stock Purchase Agreement, the Tender Offer Agreement, a Transition Services Agreement by and between the Company and Albertson's LLC and a Transition Services Agreement by and between the Company and NAI. See "Policy and Procedures Regarding Transactions with Related Persons—Related Party Transactions." The Board has determined that none of the Symphony designated directors is independent. Additionally, Mr. Sales is not considered independent because of his employment as the President and CEO of the Company during the past fiscal year. The Board has determined that all other non-employee directors and non-employee director nominees meet the requirements for independence under the NYSE listing standards.

        In determining the independence of Mr. Standley, the Board considered the relationship between the Company's Save-A-Lot business and Rite Aid Corporation. See "Policy and Procedures Regarding Transactions with Related Persons—Related Party Transactions" below for additional detail regarding this relationship. The Board determined that this relationship would not interfere with Mr. Standley's exercise of independent judgment in carrying out the responsibilities of a director and that Mr. Standley met the requirements for independence under the NYSE listing standards.

Outside Board Memberships

        The Board has determined that in order for directors to fulfill their duties as directors, there should be a limit on the number of public company boards on which each director may serve. Currently, no director can serve on more than five public company boards, including our Board. Additionally, any director who also serves as a chief executive officer generally should not serve on more than two public company boards, including our Board, in addition to their employer's board. Pursuant to this policy, service on the board of a parent and its wholly owned subsidiary counts as a single board. Positions held as of October 2011 in excess of these limits may be maintained unless the Board determines that it impairs a director's service on the Board.

Director Retirement

        It is Board policy that non-employee directors retire at the annual meeting following the date they attain the age of 74 and that non-employee directors elected after February 27, 1994 may serve a maximum term of 15 years. Directors who change the occupation they held when initially elected to the Board are expected to offer to resign from the Board. At that time, the Corporate Governance and Nominating Committee will review the continuation of Board membership under these new circumstances and make a recommendation to the full Board.

        The Board also has adopted a policy that requires employee directors, including the CEO, to retire from the Board at the time of a change in their status as an officer of SUPERVALU or separation from SUPERVALU. At the time Mr. Sales ceased to serve as President and Chief Executive Officer of the Company, the Board determined that he should continue as Executive Chairman of SUPERVALU. Mr. Miller was appointed as Non-Executive Chairman on March 21, 2013 and Mr. Sales continued as a director.

Selection of Directors

        The Corporate Governance and Nominating Committee is the standing committee responsible for determining the slate of director nominees for election by stockholders. The Corporate Governance and Nominating Committee considers and evaluates potential Board candidates based on the criteria set forth below and makes its recommendation to the full Board. The criteria applied to director candidates stress independence, integrity, experience and sound judgment in areas relevant to our business, financial acumen, interpersonal skills, a proven record of accomplishment, a willingness to commit sufficient time to the Board, the ability to challenge and stimulate management and diversity. The Corporate Governance and Nominating Committee views diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. The Corporate Governance and Nominating Committee will use the same process and criteria for evaluating all nominees, regardless of whether the nominee is submitted by a stockholder or by some other source.

        Directors and management are encouraged to submit the name of any candidate they believe to be qualified to serve on the Board, together with background information on the candidate, to the Chairperson of the Corporate Governance and Nominating Committee. In accordance with procedures set forth in our Bylaws, stockholders may propose, and the Corporate Governance and Nominating Committee will consider, nominees for election to the Board of Directors by giving timely written notice to the Corporate Secretary, which for this Proxy must have been received at our principal executive offices no later than the close of business on March 18, 2013 and no earlier than February 17, 2013. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials on such nominee as the Corporate Governance and Nominating Committee may request.

        The Company has agreed in the Tender Offer Agreement that until March 21, 2015, in connection with each annual meeting of the Company's stockholders but subject to the restrictions and conditions set forth in the Tender Offer Agreement, the Company will nominate the Symphony designated directors for reelection to the Board and will take all reasonable and lawful actions necessary or advisable to cause the Board to recommend that the Company's stockholders vote "FOR" the election of such Symphony designees. Similarly, Symphony agreed, on behalf of itself and its affiliates, to vote or cause its shares of SUPERVALU common stock to be voted in favor of each director (other than the directors designated by Symphony) recommended by the Board and on other matters, in accordance with the recommendation of the Board, in each case for the time periods specifically set forth in the Tender Offer Agreement (generally for any period in which a Symphony designee is serving a term of directorship on the Board with respect to which term the Company nominated and recommended such Symphony designee and until March 21, 2015 on other matters). Until March 21, 2015, any vacancy caused by the death, disability, resignation or removal of a Symphony designee will be filled by the Board with an individual designated by Symphony. See "Board Changes as a Result of the March 2013 Transactions" above.

Executive Sessions of Outside Directors

        Non-employee directors generally meet together as a group, without the CEO or any other employees in attendance, during each Board meeting. The Non-Executive Chairman presides over each executive session of the Board unless the Non-Executive Chairman is not an independent director, in which case the Lead Director presides over each such executive session. For the period of time while Mr. Sales served as Executive Chairman, the Board conducted regular executive sessions which were led by Mr. Francis as Lead Director. In addition, at least once a year, the independent directors (if different from the non-management directors) will meet in executive session without members of management or the non-independent directors present.

Non-Executive Chairman

        In 2010, our Board established the position of Non-Executive Chairman. Mr. Sales served as Non-Executive Chairman until he became Executive Chairman in July, 2012. On March 21, 2013, Mr. Miller was appointed to serve as Non-Executive Chairman. The primary responsibilities of our Non-Executive Chairman currently include:

  (a)
  ensuring that the respective responsibilities of the Board and management are understood, and that the boundaries between the Board and management responsibilities are respected;

  (b)
  working with the CEO to develop an appropriate schedule of Board meetings, seeking to ensure that the Board can perform its duties responsibly while recognizing and supporting the operational demands of the Company;

  (c)
  working with the CEO and Board members to develop the agendas for the Board meetings;

  (d)
  conferring with the Corporate Governance and Nominating Committee regarding recommendations with respect to the membership of the Board's committees and the selection and rotation of committee chairs;

  (e)
  chairing all meetings of the Board and presiding at all stockholder meetings;

  (f)
  scheduling, developing the agenda for and presiding at all executive sessions of the Board and at meetings of the Board's outside directors, and communicating to the CEO the substance of the discussions occurring at such sessions and meetings;

  (g)
  acting as principal liaison between the non-employee directors and the CEO on sensitive issues, although any non-employee director maintains the right to communicate directly with the CEO on any matter;

  (h)
  serving as an ex officio member of each committee and working with the Board committee chairs on the performance of their designated roles and responsibilities;

  (i)
  assessing and advising the CEO as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the Board to effectively and responsibly perform its duties. Although Company management is responsible for the preparation of materials for the Board, the Non-Executive Chairman will consider requests from any Board member regarding the inclusion of specific information in such material and all directors maintain the right to communicate directly with members of management;

  (j)
  recommending to the Board the retention of any consultants who will report directly to the Board on board matters (as opposed to committee consultants);

  (k)
  acting as a direct conduit to the Board for stockholders, employees and the public;

  (l)
  monitoring significant issues and risks between meetings of the Board and assuring that the entire Board becomes involved when appropriate;

  (m)
  leading the Board in anticipating and responding to crises, including temporary incapacity of the CEO;

  (n)
  upon recommendation of the Corporate Governance and Nominating Committee, interviewing candidates for the Board that are proposed to be presented to the Board for consideration;

  (o)
  in conjunction with the Corporate Governance and Nominating Committee, overseeing the evaluation process regarding the performance of individual directors;

  (p)
  working with the Chairperson of the Leadership Development and Compensation Committee on the process for compensating and evaluating the CEO, consistent with the principle that the CEO reports to the full Board and not to the Non-Executive Chairman;

  (q)
  working with the Chairperson of the Leadership Development and Compensation Committee on succession planning for the CEO and senior management;

  (r)
  assisting the Board and the Company in assuring compliance with and implementation of the Governance Principles; and

  (s)
  chairing the Executive Committee of the Board.

Lead Director

        In 2012, our Board established the position of Lead Director. A Lead Director is appointed by the Board if the Company's chairman is not an independent director. The Board appointed Mr. Francis to the role of Lead Director in July 2012, upon the appointment of Mr. Sales as Chairman, President and CEO of the Company. Mr. Francis has continued in the role of Lead Director due to the fact that Mr. Miller, the current Non-Executive Chairman, is not an independent director. The primary responsibilities of the Lead Director include:

  (a)
  chairing meetings of the independent directors, including presiding over Executive Sessions of the Board (rather than the Chairman);

  (b)
  helping to develop agendas and meeting schedules with the Chairman of the Board and approving the information sent to the board, the meeting agendas for the Board and the meeting schedules to assure that there is sufficient time for discussion of all agenda items;

  (c)
  advising the Chairman on the quality, quantity and timeliness of information provided by management to the Board;

  (d)
  interviewing candidates for the Board along with other designated directors;

  (e)
  in conjunction with the Corporate Governance and Nominating Committee, overseeing evaluations of the Board and meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee;

  (f)
  acting as a direct conduit to the Board for stockholders, employees, the public and others regarding matters not readily addressable directly to the Chairman and if requested by major stockholders, ensuring that he or she is available for consultation and direct communication;

  (g)
  taking the lead in assuring that the Board carries out its responsibilities in circumstances where the Chairman is incapacitated or otherwise unable to act including presiding at all meetings of the Board at which the Chairman is not present or has a conflict of interest;

  (h)
  serving as a point of contact for the directors to raise issues not readily addressable directly to the Chairman and otherwise serving as a liaison between the Chairman and the independent directors;

  (i)
  working with the Chairman to monitor significant issues and risks between meetings of the Board and assuring that the entire Board becomes involved when appropriate;

  (j)
  having the authority to call meetings of the independent directors;

  (k)
  working with the Chair of the Leadership Development and Compensation Committee to coordinate and conduct the evaluation process for the Chairman and CEO; and

  (l)
  ensuring that the respective responsibilities of the Board and management are understood, and that the boundaries between the Board and management responsibilities are respected.

Board's Role in Risk Oversight

        The Board takes an active role in risk oversight related to the Company both as a full Board and through its Committees. The Board meets in executive session, without the Company's CEO present, after each regularly scheduled Board meeting to, among other things, assess the quality of the meetings and to provide its observations to the Company's CEO. In addition, the Lead Director has the authority to call meetings of the independent directors, including to address matters for which any non-independent director may have a conflict of interest.

        In addition, the Company conducts an annual enterprise wide risk assessment. A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the Board. Risk assessment updates are provided if required. The objectives for the risk assessment process include: (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; (ii) developing a defined list of key risks to be shared with the Audit Committee, Board and senior management; (iii) determining whether there are risks that require additional or higher priority mitigation efforts; (iv) facilitating discussion of the risk factors to be included in Item 1A of the Company's Annual Report on Form 10-K and (v) guiding the development of the internal audit plans.

Compensation Risk Assessment

        The Company has historically maintained a prudent and appropriately risk-balanced approach to its incentive compensation programs to ensure that such programs promote the long-term interests of our stockholders and do not contribute to unnecessary risk-taking, and will continue to do so. The Company, through its Leadership Development and Compensation Committee (the "Committee"), regularly engages in a process to evaluate whether its executive and broad-based compensation programs contribute to unnecessary risk-taking and has concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. The Committee directly engages its compensation consultant to assist the Committee in its evaluation. In accordance with the Committee's direction, Towers Watson performed a compensation risk assessment of the Company's executive and broad-based compensation programs and made an independent report to the Committee. The risk assessment completed by Towers Watson in fiscal 2013 concluded that the Company's executive and broad-based compensation programs do not present any area of significant risk, noting that the plans are well-aligned with the Committee's compensation design principles and that individual business units do not pose a significant risk to the overall enterprise given the interdependence of key business units and the management of cross-enterprise risks. Additionally, the Committee noted in its evaluation that the Company has implemented a clawback policy and maintains stock ownership guidelines for its directors and officers, each of which further supports the risk-balanced approach to incentive compensation.

Attendance at Stockholder Meetings

        The Board does not have a formal policy regarding director attendance at the Annual Meeting of Stockholders. However, all directors are strongly encouraged to attend the meeting. All of the incumbent directors attended the 2012 Annual Meeting of Stockholders with the exception of Steven S. Rogers.

Stock Ownership Guidelines

        With the exception of Messrs. Neporent and Tessler, non-employee directors are required to acquire and own SUPERVALU common stock with a fair market value of five times a director's annual retainer within five years after the director is first elected. Messrs. Neporent and Tessler, as Symphony-designees, will not be subject to these stock ownership guidelines.

Governance Principles

        The Board maintains a formal statement of Governance Principles that sets forth the corporate governance practices for SUPERVALU. The Governance Principles are available on our website at http://www.supervalu.com. Click on the "Investors" link and then the caption "Corporate Governance" under the heading "About Us."

Policy and Procedures Regarding Transactions with Related Persons

Policies and Procedures

        The Board of Directors of the Company has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving or ratifying transactions with "related persons" that are required to be disclosed under the rules of the SEC. Under the policy, a "related person" includes any of the directors or executive officers of the Company, certain stockholders and their immediate families. The policy applies to transactions where the Company is a participant, a related person will have a direct or indirect material interest and the amount involved exceeds $120,000. Under the policy, management of the Company is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm's length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons is available on SUPERVALU's website at http://www.supervalu.com. Click on the "Investors" link and then the caption "Corporate Governance" under the heading "About Us."

Transactions with Related Persons

        As part of the March 2013 transactions discussed above under "Board Changes as a Result of the March 2013 Transactions", the Company participated in several transactions in which the Symphony-designated directors had a direct or indirect material interest. These transactions were approved by the Board prior to the time any of the Symphony-designated directors joined the Board. Mr. Miller is the President and Chief Executive Officer of AB Acquisition, Mr. Neporent is the Chief Operating Officer, General Counsel and a Senior Managing Director of Cerberus and Mr. Tessler is Co-Head of Global Private Equity and Senior Managing Director of Cerberus. Symphony Investors LLC ("Symphony") is the Company's largest stockholder with beneficial ownership of approximately 20.01% of the Company's outstanding common stock as of May 22, 2013. Cerberus owns 38.8% of Symphony and 34.9% of AB Acquisition, which is the parent entity of each of Albertson's LLC and NAI. The Company participated in the following transactions with one or more of these entities:

  •
  The Stock Purchase Agreement.  See "Board Changes as a Result of the March 2013 Transactions" above for a description of the Stock Purchase Agreement.

  •
  The Tender Offer Agreement.  See "Board Changes as a Result of the March 2013 Transactions" above for a description of the Tender Offer Agreement.

  •
  Transition Services Agreement with each of Albertson's LLC and NAI.  SUPERVALU and Albertson's LLC entered into a Transition Services Agreement under which SUPERVALU is providing to Albertson's LLC, and Albertson's LLC is providing to SUPERVALU, certain services as described therein for an initial term of two and one-half years. In addition, SUPERVALU and NAI entered into a Transition Services Agreement under which SUPERVALU is providing to NAI, and NAI is providing to SUPERVALU, certain services as described therein for an initial term of two and one-half years. The Company expects to earn incremental annual fees under these Transition Services Agreements of approximately

    $148 million in fiscal 2014, net of fees historically recognized under its existing transition services agreement with Albertson's LLC. In addition, the Company will receive transitional fees of $60 million in the first year of the agreements. These Transition Services Agreements superceded a transition services agreement between the Company and Albertson's LLC originally entered into in 2006. In connection with providing these services, the Company has and may in the future enter into merchandising, procurement, vendor and services contracts in the ordinary course of business under which the Company, Albertson's LLC and/or NAI purchase jointly.

  •
  Trademark Cross-Licensing Agreement.  The Company and NAI entered into a Trademark Cross-Licensing Agreement on March 21, 2013 pursuant to which the Company and NAI have licensed to the other party and their affiliates certain names and marks.

  •
  Escrow Agreement.  As part of AB Acquisition's purchase of NAI, NAI's subsidiary, American Stores Company ("ASC") retained liability on $467 million principal amount of bonds issued by it and guaranteed by the Company. The Company's guaranty of the bonds was not released as part of the transaction and the Company remains liable under its guaranty. Pursuant to the Stock Purchase Agreement, AB Acquisition has indemnified the Company against any payment it is required to make on its guaranty and has caused ASC to deposit $467 million in cash into an escrow account, which gives the Company a first priority security interest and the trustee for the ASC bonds a second priority security interest in the escrow account. The funds in the escrow account may be released in certain circumstances, including in connection with certain repurchases of the ASC bonds.

  •
  Binding Term Sheet with the Pension Benefit Guaranty Corporation.  The Company and AB Acquisition entered into a binding term sheet with the Pension Benefit Guaranty Corporation relating to issues regarding the effect of the sale of NAI on certain SUPERVALU retirement plans. The binding term sheet requires that the Company will not pay any dividends to its stockholders at any time for the period beginning on January 9, 2013 and ending on the earliest of (i) March 21, 2018, (ii) the date on which the total of all contributions made to the SUPERVALU Retirement Plan that were made to the SUPERVALU Retirement Plan on or after the closing date of the sale of NAI is at least $450 million and (iii) the date on which SUPERVALU's unsecured credit rating is BB+ from Standard & Poor's or Ba1 from Moody's (such earliest date, the end of the "PBGC Protection Period"). SUPERVALU has also agreed to make certain contributions to the SUPERVALU Retirement Plan in excess of the minimum required contributions at or before the end of fiscal years 2015-2017 (where such fiscal years end during the PBGC Protection Period) as follows: $25 million by the end of fiscal 2015, $25 million by the end of fiscal 2016 and $50 million by the end of fiscal 2017, and AB Acquisition has agreed to provide a guarantee to the PBGC for such excess payments.

  •
  Operating and Supply Agreements.  SUPERVALU entered into an Operating and Supply Agreement with NAI under which SUPERVALU will operate a warehouse/distribution center owned by NAI for an initial term of five years. The Company will provide wholesale distribution of products to certain NAI banners and to certain of the Company's independent retail customers from this warehouse/distribution center. SUPERVALU and NAI also entered into a Supply Agreement pursuant to which SUPERVALU will supply certain products to grocery stores and supermarkets owned by NAI and its subsidiaries for an initial term of one year. In addition, SUPERVALU continues to supply certain products to grocery stores and supermarkets owned by Albertson's LLC. The estimated revenues from these on-going supply relationships is expected to be approximately $397 million for fiscal year 2014.

        The approval of each of these agreements was made by the Board of Directors in connection with the Company's sale of NAI to AB Acquisition and related transactions. The Board ratified the ongoing provision of goods and services pursuant to the Transition Services Agreement with each of Albertson's LLC and NAI, as well as under the Operating and Supply Agreement with NAI and the supply arrangements with NAI and Albertson's LLC under the Policy and Procedures Regarding Transactions with Related Persons. In addition, the Audit Committee approved the Company entering into merchandising, procurement, vendor and services arrangements and agreements under which the Company, Albertson's LLC and/or NAI purchase jointly if such arrangement or agreement is (1) in the ordinary course of business under the Transition Services Agreements, or (2) on terms fair and reasonable to the Company and no less favorable to the Company than could be obtained without involvement by either Albertson's LLC or NAI. Whether any arrangement is in the ordinary course of business or is on terms fair and reasonable to the Company and no less favorable to the Company than could be obtained without involvement by either Albertson's LLC or NAI will be determined by a management steering committee overseeing the operation of the Transition Services Agreements and then reviewed by the Audit Committee as appropriate and required under the Policy and Procedures Regarding Transactions with Related Persons. The Company will deliver a report to the Audit Committee quarterly regarding these joint purchase transactions.

        Pursuant to Section 1.04(e) of the Tender Offer Agreement, none of the Company or any of its subsidiaries will engage in any business transaction (or series of related transactions) involving consideration payable by or to the Company or any of its subsidiaries in excess of $120,000 with Symphony, any of the Symphony designees, or any affiliate of Symphony or any Symphony designee unless such transaction is approved by a majority of the directors that are not Symphony designees; it being understood and agreed between the Company and Symphony that the business transactions contemplated by the transaction documents summarized immediately above and any merchandising, procurement, vendor and services contracts entered into with third parties in the ordinary course under which the Company and Symphony (and/or NAI or Albertson's LLC) purchase jointly are approved.

        Mr. Miller owns SUPERVALU bonds due May 1, 2016 in the aggregate principal amount of $200,000 which he purchased on January 6, 2011. The Audit Committee has reviewed Mr. Miller's ownership of the bonds and does not believe it represents a material conflict of interest with respect to Mr. Miller serving as Non-Executive Chairman of the Company. The Audit Committee ratified the ongoing debt obligation regarding bonds held by Mr. Miller under the Policy and Procedures Regarding Transactions with Related Persons subject to Mr. Miller's agreement, which he has given, that he not vote or exercise any other rights he may have as an owner of such bonds other than selling his interest therein.

        Mr. Standley is the Chairman, President and Chief Executive Officer of Rite Aid Corporation and was elected as a director of the Company effective as of April 26, 2013. On July 26, 2010 the Company's subsidiary and parent entity of Save-A-Lot, Moran Foods, LLC ("Moran"), entered into a Master License Agreement and Master Supply Agreement with Rite Aid Corporation and Eckerd Corporation (collectively, "Rite Aid") under which Moran supplies inventory in the ordinary course of business to ten co-branded Save-A-Lot/Rite Aid stores in South Carolina, which are owned and operated by Rite Aid. Additionally, Moran entered into equipment leases for each co-branded location. The terms of the Master License Agreement, Master Supply Agreement and equipment leases are similar to terms offered to other Save-A-Lot licensees of similar size; however, Moran does not have a preferential right to purchase any of the co-branded locations. Moran sells approximately $7 million of inventory to Rite Aid annually under the Master Supply Agreement. The current term of the Master License Agreement and Master Supply Agreement expires on July 26, 2015. The Audit Committee ratified this ongoing relationship with Rite Aid under the Policy and Procedures Regarding Transactions with Related Persons.

Other Matters Relating to Directors

        Susan E. Engel, one of our former directors, served as chairwoman and chief executive officer of Lenox Group Inc., a tabletop, giftware and collectibles company, from November 1996 until she retired in January 2007. In November 2008, Lenox Group filed a voluntary petition for relief under Chapter 11 in the U.S. Bankruptcy Court for the Southern District of New York.

ELECTION OF DIRECTORS (ITEM 1)

        Directors are elected for a term of one year. If a vacancy exists or occurs during the year, the vacant directorship may be filled by the vote of the remaining directors until the next annual meeting, at which time the stockholders elect a director to fill the vacancy. There are currently nine members of the Board.

        Our bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted "FOR" a director must exceed the number of votes cast "AGAINST" that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected, the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest number of votes cast will be elected.

        If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a "holdover director." However, under our bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Corporate Governance and Nominating Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board's decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not serve on the Board of Directors as a "holdover director."

        Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Mark A. Neporent, Robert G. Miller, Matthew E. Rubel, Wayne C. Sales, John T. Standley and Lenard Tessler are nominated for one-year terms expiring in 2014. Messrs. Miller, Neporent and Tessler were nominated and elected to the Board of Directors pursuant to the Tender Offer Agreement. Mr. Standley was identified through the Board's search process with a nationally recognized search firm as contemplated by the Tender Offer Agreement. The Board of Directors has been informed that each nominee is willing to serve as a director. However, if any nominee is unable to serve or for good cause will not serve, the proxy may be voted for another person as the persons named on the proxies decide.

        The Board of Directors recommends a vote "FOR" the election of Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Mark A. Neporent, Robert G. Miller, Matthew E. Rubel, Wayne C. Sales, John T. Standley and Lenard Tessler as directors.

 NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING
FOR A ONE-YEAR TERM EXPIRING IN 2014

        The following sets forth information, as of May 22, 2013, concerning the nine nominees whose terms of office will continue after the Annual Meeting, based on the current composition of the Board.

Donald R. Chappel, age 61

        Mr. Chappel, a director of SUPERVALU since 2010, serves as Senior Vice President and Chief Financial Officer of The Williams Companies, Inc., a position he has held since April 2003. Williams is one of the leading energy infrastructure companies in North America. Williams owns interests in or operates 15,000 miles of interstate gas pipelines, 1,000 miles of NGL transportation pipelines, and more than 10,000 miles of oil and gas gathering pipelines. The company's facilities have daily gas processing capacity of 6.6 billion cubic feet of natural gas and NGL production of more than 200,000 barrels per day. Williams is the general partner and owns approximately 68 percent of Williams Partners L.P., one of the largest diversified energy master limited partnerships. Williams Partners owns most of Williams' interstate gas pipeline and domestic midstream assets. Since 2006, Mr. Chappel has served as Chief Financial Officer and a director of Williams Partners GP LLC, the general partner of Williams Partners L.P. Mr. Chappel was Chief Financial Officer, from 2007, and a director, from 2008, of Williams Pipeline GP LLC, the general partner of Williams Pipeline Partners L.P., until its merger with Williams Partners L.P. in 2010. Prior to joining Williams, Mr. Chappel held various financial, administrative and operational leadership positions. Mr. Chappel is included in Institutional Investor magazine's Best CFOs listing for 2013, 2012, 2011, 2010, 2008, 2007, and 2006. Among his many qualifications, Mr. Chappel brings significant experience in finance and accounting as a senior finance executive of several large public companies.

        Since 2012, Mr. Chappel has served as a director of Access Midstream Partners GP, L.L.C., the general partner of Access Midstream Partners, L.P., a midstream natural gas service provider, in which Williams owns an interest. In addition, he serves as a director of two non-profit organizations, The Children's Hospital Foundation at St. Francis and Family & Children's Services of Oklahoma.

Irwin S. Cohen, age 72

        Mr. Cohen, a director of SUPERVALU since 2003, is a Retired Partner of Deloitte & Touche LLP, a professional services firm providing audit, tax, financial advisory and consulting services. Mr. Cohen, who joined Deloitte in 1962 and became a partner in 1972, served as the Global Managing Partner of the Consumer Products, Retail and Services Practice of Deloitte from 1997 to 2003. Mr. Cohen also founded and led Deloitte's Consumer Products, Retail and Services Practice as it grew to serve over 100 countries in Europe, Asia Pacific and the Americas. Mr. Cohen brings considerable experience in retail and accounting as a result of his experience with Deloitte.

        Mr. Cohen is also a Director and Chair of the Audit Committee of Stein Mart Inc., a discount fashion retailer with sales in excess of $1 billion. In addition, he serves on the Board of several private and non-profit companies and is a Senior Advisor to Peter J. Solomon Company.

Philip L. Francis, age 66

        Mr. Francis, a director of SUPERVALU since 2006, retired in 2012 from PetSmart, Inc. after serving ten years as Chief Executive Officer and two years as the Executive Chairman. PetSmart is a specialty retailer of services and solutions for pets. Prior to joining PetSmart, Mr. Francis was the President and CEO of Shaw's Supermarkets and Cardinal Foods. His formal education includes a Bachelor of Science degree from the University of Illinois in Agricultural Science and an MBA in Marketing and Management from Indiana University. Among his many qualifications, Mr. Francis brings significant retail industry experience, as well as experience in business strategy as a senior executive of a large public company.

        Mr. Francis continues to be a director of PetSmart. He is also a director of CareFusion Corporation and Pharmaca. He is active with several non-profit or service organizations that include Teach for America, Arizona Commerce Authority, Greater Phoenix Leadership (past chairman), Federal Reserve Board-Western Region Advisory Council, and TGen—Translational Genomics Research Institute. He is a past campaign chair and board chair of Valley of the Sun United Way, active in UMOM (homeless) and ASU Idea Enterprise.

Robert G. Miller, age 69

        Mr. Miller, the Non-Executive Chairman of SUPERVALU since March 2013, currently serves as the CEO of AB Acquisition, which operates grocery stores under the ACME, Albertson's, Jewel Osco, Shaw's & Star Market banners with approximately 1,070 retail grocery stores with 780 pharmacies in 29 states. These retail operations are supported by 12 major supply chain centers. Albertsons LLC is owned by AB Acquisition, which in turn is owned in part by Cerberus, one of the world's leading private investment firms specializing in turning underperforming companies into industry leaders.

        Prior to joining Albertsons in 2006, Mr. Miller was Chairman of the Board of Wild Oats Markets based in Boulder, Colorado from December 2004 through 2006. In December of 1999, Mr. Miller was hired as Chairman and CEO of Rite Aid Corporation. He continued to serve as Chairman of Rite Aid until June 2007 and a director until 2011. Before joining Rite Aid, Mr. Miller was Vice Chairman and Chief Operating Officer at the Kroger Company, which he joined in May 1999 when the company acquired the food and drug retailer Fred Meyer, Inc. Mr. Miller served as Fred Meyer, Inc. Chairman and CEO from 1991 to 1999. Mr. Miller brings significant retail and leadership experience having spent more than 50 years in retailing with a record of improving the financial and operating performance of both public and private corporations, as well as leading troubled companies back to health.

        Mr. Miller currently serves on the Board of Directors of Albertson's LLC, Nordstrom, Inc., Jim Pattison Group, U.S. Bakery and Jo-Ann Fabrics and Crafts.

Mark A. Neporent, age 56

        Mr. Neporent, a director of SUPERVALU since April 2013, has served as Chief Operating Officer and General Counsel of Cerberus since 1998. Cerberus, one of the world's leading private investment firms, has more than $20 billion under management invested in four primary strategies: distressed securities and assets; control and non-control private equity; commercial mid-market lending and real estate-related investments. Mr. Neporent is responsible for the day-to-day management of Cerberus and serves on many of the Firm's committees, including the Investment Committee, Valuation Committee and Risk/Compliance Committee, among others. Prior to joining Cerberus, Mr. Neporent was a partner in the Business Reorganization and Finance Group at Schulte Roth & Zabel LLP, where he practiced from 1986 until he joined Cerberus. He also practiced from 1982 to 1986 at the firm of Otterbourg Steindler Houston & Rosen, P.C. Mr. Neporent is a graduate of Lehigh University and Syracuse University College of Law. Among his many qualifications, Mr. Neporent brings considerable financial expertise and thorough knowledge and understanding of capital markets as well as extensive experience in governance.

Matthew E. Rubel, age 55

        Mr. Rubel, a director of SUPERVALU since 2010, serves as a Senior Advisor with TPG Capital, a leading global private investment firm with $49 billion of capital under management. Until 2011 Mr. Rubel was the Chairman, President and Chief Executive Officer of Collective Brands, Inc., the holding company for Payless ShoeSource, Collective Brands Performance Lifestyle Group and

Collective Licensing International and a leader in lifestyle, fashion and performance brands for footwear and related accessories. Mr. Rubel joined Collective Brands in 2005 as Chief Executive Officer and President. Among many qualifications, Mr. Rubel brings significant retail and branding experience and experience as a chief executive officer of a large public company, including managing a significant business transformation.

        Mr. Rubel is a Director and serves as Chairman of the Governance Committee for The Hudson Bay Company. From 2005 until 2011, Mr. Rubel was a director of Collective Brands, Inc., and from 2006 to 2008, Mr. Rubel was a director of Furniture Brands International, Inc., a company that designs, manufactures, sources and sells home furnishings.

Wayne C. Sales, age 63

        Mr. Sales has been a director of SUPERVALU since 2006 and was Non-Executive Chairman of the Board from 2010 to 2012. He served as Executive Chairman of the Board, Chief Executive Officer and President of SUPERVALU from July 2012 to February 2013. He is the retired vice chairman of Canadian Tire Corporation Limited, Canada's most-shopped general merchandise retailer and the country's largest independent gasoline retailer, which he led as Chief Executive Officer and President from 2000 to 2006.

        Mr. Sales' retail executive experience spans more than 35 years. Prior to joining Canadian Tire in 1991, he served in several senior leadership positions with the U.S. division of Kmart Corporation in the areas of marketing, merchandising and store operations. Mr. Sales' accomplishments earned him several industry awards, including Distinguished Retailer of the Year in 2004 by the Retail Council of Canada and CEO of the Year by Canadian Business Magazine in 2005. In 2009, Mr. Sales was also inducted into the Canadian Marketing Hall of Legends.

        Mr. Sales is a director and chair of the Compensation Committee of Tim Hortons Inc., the fourth-largest publicly traded quick service restaurant chain in North America based on market capitalization. He retired from his other board positions with Georgia Gulf Corp, a leading integrated North American manufacturer of chemicals and vinyl-based building and home improvement products, and Discovery Air Inc., a specialty aviation company, when he became President and Chief Executive Officer of the Company in 2012.

John T. Standley, age 50

        Mr. Standley, a director of SUPERVALU since April 2013, is the Chairman, President and Chief Executive Officer of Rite Aid Corporation and has spent the past 20 years in executive leadership roles in the grocery and pharmacy retail business. He became Rite Aid Corporation's President and Chief Operating Officer in September 2008, was appointed to the Rite Aid Board of Directors in 2009 and was named Chief Executive Officer in June 2010. He was elected Chairman of Rite Aid's Board of Directors in June 2012. Mr. Standley had previously served as Rite Aid's Chief Financial Officer, Chief Administrative Officer and Senior Executive Vice President from 1999 to 2005. Rite Aid Corporation is one of the nation's leading drugstore chains with more than 4,600 stores in 31 states and the District of Columbia and fiscal 2013 annual revenues of $25.4 billion. In addition to his tenure at Rite Aid, Mr. Standley served as Chief Executive Officer and a member of the Board of Directors of Pathmark Stores, a northeast regional supermarket chain, from 2005-2007. He also worked with The Yucaipa Companies from 1994 to 1999 in a variety of senior leadership positions at several grocery companies that were consolidated into Fred Meyer, Inc. Mr. Standley is currently vice chairman of the National Association of Chain Drug Stores and is a graduate of Pepperdine University. Among his many qualifications, Mr. Standley brings substantial retail, financial and business expertise to the Board and is qualified to serve as a member of the Audit committee.

Lenard Tessler, age 61

        Mr. Tessler, a director of SUPERVALU since March 2013, is the Co-Head Global Private Equity and Senior Managing Director of Cerberus. Mr. Tessler joined Cerberus in 2001. Prior to joining Cerberus, Mr. Tessler served as Managing Partner of TGV Partners from 1990 to 2001, a private equity firm that he founded. From 1987 to 1990, he was a founding partner of Levine, Tessler, Leichtman & Co, a leveraged buy-out firm. From 1982 to 1987, he was a founder, Director and Executive Vice President of Walker Energy Partners. Mr. Tessler is a graduate of the University of Miami and received an M.B.A. from Fairleigh Dickinson University. Mr. Tessler is a member of the Cerberus Capital Management Investment Committee. Mr. Tessler brings considerable financial expertise and thorough knowledge and understanding of capital markets as well as extensive experience serving on numerous boards of private companies.

DIRECTOR COMPENSATION

        The Corporate Governance and Nominating Committee reviews the compensation of our directors on a periodic basis. Based upon its review, the Corporate Governance and Nominating Committee makes recommendations to the Board of Directors. Annual compensation for non-employee directors other than the Symphony designees is comprised of the following components: cash compensation, consisting of an annual retainer and committee retainer, and equity compensation, consisting of an annual deferred retainer payable in SUPERVALU common stock. In addition, these directors may receive stock options from time to time. Annual compensation for the Symphony designees will be paid entirely in cash except that Mr. Miller received a one-time grant of stock options. Each of these components is described in more detail below.

Annual Board/Committee Chairperson Retainer

        Non-employee directors receive an annual cash retainer of $80,000 per year. During his service as Non-Executive Chairman, Mr. Sales received compensation for holding such position. See "Director Compensation for Fiscal 2013" below. The Lead Director receives an additional annual cash retainer of $25,000. In addition, the Chairperson of each Board committee receives the following annual retainer: Audit Committee Chairperson and Leadership Development and Compensation Committee Chairperson, $25,000; Corporate Governance and Nominating Committee Chairperson, $20,000. Also, each non-employee director committee member receives the following annual retainer for each committee served on: Audit Committee, $15,000, Leadership Development and Compensation Committee, $15,000, and Corporate Governance and Nominating Committee, $10,000. Before being eliminated by the Board in March 2013, members of the Finance Committee received an annual retainer of $10,000, with $20,000 being paid to the Chairperson. Due to the additional director meetings arising from the strategic planning process that was conducted during fiscal 2013, directors were also paid an additional $1,500 per meeting for those strategic meetings that took place during fiscal 2013. It is not anticipated that those meetings and related compensation will be continued for fiscal 2014. In fiscal 2014, as Non-Executive Chair, Mr. Miller received a one-time grant of options to purchase 1 million shares of common stock of the Company at a price of $6.49 per share (the closing market price of the Company's common stock on the grant date) and waived any rights to receive cash compensation through the period ending at the Annual Meeting of Stockholders in 2014. These options are exercisable in three equal installments on each of the first three anniversaries of the grant date.

Annual Deferred Stock Retainer

        We also compensate each non-employee director by providing them with $100,000 in SUPERVALU common stock as soon as administratively practicable after each annual meeting of stockholders and upon the completion of any then-existing black-out period. We credit these non-employee directors' accounts in the form of SUPERVALU common stock that is credited in share units to the SUPERVALU INC. Directors' Deferred Compensation Plan (2009 Restatement) (the "Directors' Deferred Compensation Plan") described below. The number of shares credited to each director's account is based upon the price of the Company's common stock on the date the shares are credited. In fiscal 2012, as a result of the evaluation of director compensation conducted by Towers Watson, the Board's outside compensation consultant at the time, the Board decided to eliminate the annual stock option awards to non-employee directors and to increase the amount of the annual deferred stock retainer from $60,000 to $100,000, to reflect competitive practice. Messrs. Neporent and Tessler, as Symphony-designated directors, will receive this annual stock retainer in cash rather than SUPERVALU common stock.

Retirement Program

        Effective June 27, 1996, our Directors Retirement Program was discontinued and benefits previously earned by directors were frozen. A non-employee director elected to our Board prior to June 27, 1996, will receive an annual payment of $20,000 per year for the number of years of Board service prior to June 27, 1996, but for not more than ten years of such service, after such director ceases to be a member of the Board. Directors first elected to the Board after June 27, 1996, do not participate in the Directors Retirement Program. As a result of this benefit, Mr. Gage is entitled to an aggregate of $200,000 (payable in annual installments of $20,000) following his resignation from the Board, which was effective March 20, 2013.

Deferred Compensation Program

        Directors may elect to defer payment of their retainer and committee fees under the Directors' Deferred Compensation Plan. Under the Directors' Deferred Compensation Plan, a non-employee director may elect to have payment of all or a portion of the director's fees deferred and credited to a deferred stock account or into a deferred cash account. If a director chooses to defer fees into a deferred stock account, SUPERVALU then credits the director's account with an additional amount equal to 10 percent of the amount of fees the director has elected to defer and contributes the total amount in the director's account to a grantor ("rabbi") trust that uses the amount to purchase shares of SUPERVALU common stock, which are then allocated to an account for the director under the trust. Each director is entitled to direct the trustee to vote all shares allocated to the director's account in the trust. The common stock in each director's deferred stock account will be distributed to the director after the director leaves the Board, in accordance with the directors' payment election. Until that time, the trust assets remain subject to the claims of our creditors. Dividends paid on the shares of common stock held in each of the directors' accounts are used to purchase additional shares for these accounts each quarter. If a director chooses to defer all or a portion of fees into a deferred cash account, interest is payable on the amount of deferred cash compensation at an annual rate equal to the twelve-month rolling average of Moody's Corporate Average Bond Index for the twelve-month period ending in the month of October preceding the first day of the calendar year. Payment in cash is made from the cash account after the director leaves the Board, in accordance with the directors' payment election. In April 2012, the Board of Directors adopted, and the Company's stockholders approved at the 2012 Annual Meeting, an amendment to the Directors' Deferred Compensation Plan to increase the number of shares of our common stock available for issuance under such plan by 1,800,000 shares, from 1,000,000 shares to 2,800,000 shares, and to make certain administrative changes, including (i) excluding non-employee directors who were former employees of SUPERVALU from participating in such plan, (ii) updating the timing of the annual deferred stock retainers credited to new and existing non-employee directors and (iii) providing for the crediting of supplemental deferred stock retainers. Based on these amendments, Mr. Sales is not eligible to participate in the Directors' Deferred Compensation Plan.

Reimbursements and Expenses

        Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of the Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial air service. Directors are also reimbursed for participation in director education programs in the amount of $7,500 for each director, plus expenses, to be used every two years. Because most travel arrangements for non-employee directors' attendance at Board, committee and stockholder meetings were made by the Company, reimbursements for any non-employee director did not exceed the $10,000 threshold in fiscal 2013 and thus are not included in the "Director Compensation for Fiscal 2013" table below.

        From time to time, spouses may also join non-employee directors on the Company aircraft when a non-employee director is traveling to or from a Board, committee or stockholder meeting or any other meeting of the Company where such non-employee director is invited to do so by the CEO. This travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the taxes incurred in connection with such income.

        Non-employee directors are eligible to use the Company aircraft for personal purposes to the extent that the Company aircraft is already traveling on Company business or at the direction of the CEO and there is available space for such non-employee director. Any such personal use of the Company aircraft may result in the non-employee director recognizing income for tax purposes, and the Company does not reimburse the non-employee directors for any taxes incurred in connection with such personal use.

DIRECTOR COMPENSATION FOR FISCAL 2013

Name	Fees Earned or Paid In Cash(2)	Stock Awards(3)	Option Awards(4)	All Other Compensation	Total
Donald R. Chappel	$137,000	$112,500	$—	$—	$249,500
Irwin Cohen	142,000	109,100	—	—	251,100
Ronald E. Daly	121,500	102,100	—	—	223,600
Susan E. Engel	146,500	100,000	—	—	246,500
Philip L. Francis	120,000	100,000	—	—	220,000
Edwin C. Gage	123,000	100,000	—	—	223,000
Steven S. Rogers	140,000	100,000	—	—	240,000
Matthew E. Rubel	114,000	105,250	—	—	219,250
Wayne C. Sales(1)	178,000	317,500	—	—	495,500
Kathi P. Seifert	125,000	100,000	—	—	225,000

(1)
Mr. Sales is included in the table because he was the Non-Executive Chairman until July 29, 2012, and received compensation for service as a director until that date.

(2)
Reflects the amount of cash compensation earned in fiscal 2013 for Board and committee service. Amounts shown include any amounts deferred by the director under the SUPERVALU INC. Director's Deferred Compensation Plan described above.

(3)
Includes: (a) the annual deferred stock retainer for each director as described above and (b) any additional shares of common stock awarded to a director as a result of the director's deferral of fees earned under the SUPERVALU INC. Director's Deferred Compensation Plan described above. The grant date fair value of stock awards are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC 718"), on

  the same basis as used for financial reporting purposes for the fiscal year. Refer to Notes 1 and 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended February 23, 2013 for our policy and assumptions made in determining the grant date fair value of share-based payments. The amounts shown above also reflect the full grant date fair value of stock awards made during fiscal 2013. As of February 23, 2013, the last day of our fiscal year, each of the non-employee directors had shares credited to his or her account under the SUPERVALU INC. Director's Deferred Compensation Plan Trust as follows: Mr. Chappel, 144,565 shares; Mr. Cohen, 127,637 shares; Mr. Daly, 97,775 shares; Ms. Engel, 108,581 shares; Mr. Francis, 112,814 shares; Mr. Gage, 83,035 shares; Mr. Rogers, 80,200 shares; Mr. Rubel, 96,384 shares; Mr. Sales, 294,322 shares and Ms. Seifert, 75,001 shares.

(4)
No option awards granted during fiscal 2013. As of February 23, 2013, the last day of our fiscal year, each of the non-employee directors had the following stock options outstanding: Mr. Chappel, 6,140 shares; Mr. Cohen, 42,420 shares; Mr. Daly, 36,420 shares; Ms. Engel, 42,420 shares; Mr. Francis, 30,420 shares; Mr. Gage, 42,420 shares; Mr. Rogers, 42,420 shares; Mr. Rubel, 6,140 shares; Mr. Sales, 30,420 shares and Ms. Seifert, 30,420 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary—Fiscal 2013 Performance and Compensation Actions

        During fiscal 2013 (which ended February 23, 2013), SUPERVALU was one of the largest companies in the U.S. grocery channel, operating three business segments: Retail Food, Save-A-Lot, and Independent Business. SUPERVALU started off fiscal 2013 focused on its hyper-local retail strategy with the intent of lowering its overall cost structure and making additional investments in price.

        In July 2012, we announced that we had initiated a review of strategic alternatives to create value for the Company's stockholders. SUPERVALU pursued both the strategic alternative review and deeper, more structural cost-cutting initiatives on dual tracks during the remainder of fiscal 2013. We believed these actions were required given the continued downturn in our business performance. With the added uncertainty of the strategic alternative review and potential cost cutting, we needed to ensure that employees critical to our operations and future success remained with the Company during the review of strategic alternatives. To balance these objectives of cutting costs while retaining key employees, we converted our annual bonus program into a grant of stock options. This decision allowed us to preserve cash while at the same time provided longer-term incentives to key employees. Additionally, we awarded special one-time retention awards to select key employees in July 2012 to ensure their continued employment over the subsequent two years. We believed these one-time retention awards were necessary in light of the uncertainty as to whether a corporate transaction or a change in the Company's overall structure would occur.

        In the fourth quarter of fiscal 2013, we announced transactions with Cerberus Capital Management, L.P. and its affiliates (as described more fully in "Board Changes as a Result of the March 2013 Transactions" above), which closed shortly after the end of fiscal 2013. These transactions are referred to as the "Cerberus transactions" in this Compensation Discussion and Analysis.

        The Leadership Development and Compensation Committee (the "Committee") of the Board of Directors oversees the design and administration of our executive compensation programs, including those for the named executive officers identified in the Summary Compensation Table on page 54 (the "NEOs").

        Business Environment and Results.    In addition to the strategic alternative review and cost savings initiatives, fiscal 2013 marked the second full fiscal year of our business transformation. Additional price reductions were made in an effort to increase value for our customers and improve their perception of our retail food stores. Management believed these price investments would better position the Company's stores and create stockholder value over the long-term. However, the Company continued to be challenged by the slow rate of economic improvement and historically low levels of consumer confidence, leading to consumer spending that continued to be pressured by the overall economic environment. Operating results for the Company were impacted as consumers continued to seek greater value offerings in a highly competitive and price-sensitive marketplace. These factors, coupled with the initial price investments, reduced fiscal 2013 financial results, continuing the declining trend for the past several years.

        While our business transformation efforts were slowing our same store sales declines, over the past few years (including in fiscal 2013), we continued to experience challenges relative to our stock price. Total shareholder return was negative during fiscal year 2013 (stock price opened the year at $6.65 and closed the year at $3.85). Our recent historical results, the announcement in July 2012 that first quarter earnings did not meet expectations and the suspension of the dividend all drove a number of unprecedented changes in our business transformation.

        The Cerberus transactions removed approximately $3 billion in debt from our balance sheet and relieved the Company of off balance sheet contingencies totaling approximately $1.2 billion associated with underfunded multi-employer pension plans to which the Company contributed. The Company's operating strategy calls for improved performance for all three business segments partly driven by the implementation of a de-centralized operating model and greater levels of accountability. While we believe that these elements will translate into stockholder value creation over time, fiscal 2014 will be a transition year for the Company as we realize the changes related to the Cerberus transactions and continue to execute on our new operating strategy.

        Consideration of Say on Pay Vote Results.    At the 2012 Annual Meeting of Stockholders, stockholders voted to approve, on an advisory basis, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in our proxy statement for the 2012 Annual Meeting of Stockholders. The vote "For" approval of the compensation of our names executive officers was 73.26% of the shares voted.

        The Committee viewed the 73.26% approval as an expression of some concern by the stockholders with our current executive compensation programs and has taken into account those results in determining executive compensation policies and decisions. In addition, decisions regarding incremental changes in the compensation programs and individual compensation were made in consideration of the Company's performance, current economic conditions and the Company's business transformation progress, as described in more detail below.

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  For fiscal 2013, the Committee determined that, as part of its focus on pay-for-performance, base salaries for NEOs and certain other officers would only be increased in cases where the incumbent assumed additional responsibilities or the base salary was significantly below market. Mr. Herkert received a $75,000 salary increase for fiscal 2013, the only one he received since starting with the Company in May 2009. Mr. Holt received a salary increase in connection with his promotion in September 2012 of $150,000 (or a 29% increase in base pay). No other NEO received a base salary increase.

  •
  For fiscal 2013, the Committee originally established annual incentive plan targets based on the Company's financial plan. However, following the combination of the results of operations for the first quarter of fiscal 2013, and the announcement of strategic alternatives and focus on cost-cutting initiatives while retaining key employees, the Committee replaced the annual bonus incentive with a grant of stock options that were made in July 2012 and which vest in equal annual installments over three years starting on the first anniversary of the grant of the stock options.

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  For fiscal 2013, the Committee continued to utilize its new long-term incentive plan design, which aligned the urgency to accomplish our business transformation with participants' long-term compensation opportunity. Under this program, participants received stock appreciation rights (SARs) with a grant price equal to the closing price on the date of grant. The SARs (referred to as MYPA II Awards below) were to automatically settle with shares of Company common stock at the end of the three-year performance period, beginning in fiscal 2013 and ending in fiscal 2015, based on the appreciation in the Company's stock price measured as the difference between the grant price and the closing stock price at the end of the performance period, if any. This program is discussed in more detail in the Section labeled "MYPA II Awards" under Long-Term Equity Incentives.

        The remainder of the Compensation Discussion and Analysis discusses SUPERVALU's pay for performance culture, each element of compensation individually, the competitive benchmarking and governance approach and finally the Company's other reward elements, such as perquisites, health and welfare benefits, and retirement benefits.

        Significant Fiscal 2013 Compensation Actions.    As we continued to execute on our business transformation strategy, the compensation decisions in fiscal year 2013, as mentioned above, were aligned with the desired outcome of our strategic initiatives and performance results, in summary:

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  Base salaries for NEOs and certain other officers were only increased if the officer assumed additional responsibilities or the base salary was significantly below market.

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  Target total direct compensation for fiscal year 2013 was heavily weighted toward performance-based pay via our Multi-Year Performance Award ("MYPA II Awards").

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  The annual bonus was replaced in July 2012 with stock option grants vesting over three years.

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  The special one-time cash retention awards granted in early fiscal 2013 that would vest if the NEO continued to be employed through each vesting date, starting with ten percent (10%) vesting in January 2013 so as to provide an immediate focus on short-term results and retain key individuals while we explored strategic alternatives, with an additional portion vesting every six months thereafter through the second anniversary of the grant of the retention awards.

  •
  As of the end of fiscal 2013, 80% of outstanding stock options held by NEOs were below the grant date issuance price, including the MYPA II Awards, and the Multi-Year Performance Award granted in fiscal 2012 (referred to as "MYPA I") was determined unlikely to pay out because it had an $11 per share stock price target and an EBITDA goal that was extraordinarily high as compared to corporate performance.

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  Actual compensation realized by executives was below the target opportunity due to the Company's financial results and stock price performance.

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  We further revised our compensation comparator group used in setting Mr. Duncan's compensation in the later part of fiscal 2013 (see page 35 for a complete list of the comparator companies) to better reflect our business size and scope after the Cerberus transactions.

        Significant Fiscal 2014 Compensation Actions.    As we continue our business transformation in fiscal 2014, including implementing changes resulting from the Cerberus transactions and appointing a new senior management team, we have already taken several significant compensation actions, specifically:

  •
  We suspended merit increases to base salaries for all executives for fiscal 2014.

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  We revised our annual bonus program to better focus our NEOs on the short-term goal achievements critical to the successful transformation of our business by creating two six month performance periods for fiscal 2014, with the following performance metrics: EBITDA for the Company; same store sales growth for the Retail Food and Save-A-Lot segments; and sales for the Independent Business segment. We also established that payouts will be entirely made in cash (the partial payouts of annual bonus in restricted stock used during the two prior fiscal years was deemed no longer necessary).

  •
  In order to better align our equity grant eligible employees with stockholders during our transformation, the fiscal 2014 annual equity grant was made entirely as stock options with an exercise price set based on the closing stock price on the date of grant and vesting in equal annual installments over three years.

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  We made two changes with respect to our change of control arrangements on a go forward basis: (1) we changed the definition of what constitutes a "change of control" by increasing the threshold ownership percentage that qualifies as a change of control from 20% or more to more than 50%, such that more than 50% of our shares of common stock or voting power would have to be acquired to result in a change of control, and (2) we tightened the definition of "good reason" to make it more difficult for such reason to exist.

        The completion of the Cerberus transactions also had a significant impact on the compensation of our NEOs in fiscal 2014. In connection with the departure of Messrs. Herring and Holt in fiscal 2014, and the planned departure from the Company of Ms. Smith, these NEOs have or will receive the benefits under their change of control agreements. Additionally, Mr. Sales has received the termination benefits under his letter agreement, as amended. The Cerberus transactions also impacted our outstanding retention and equity awards, generally as follows: upon an NEO's involuntary termination from the Company, any amount of his or her retention award not vested at the time of such departure will vest and be paid in full; all stock options granted before May 2010 vested and, upon an NEO's departure from the Company, all stock options granted after May 2010 will vest, each as a result of the Cerberus transactions (since eighty percent (80%) of the outstanding stock options held by NEOs on the last day of fiscal 2013 were underwater (i.e., our stock price was below the stock options' exercise prices), only a small number had any intrinsic value at the end of fiscal 2013); and the MYPA I and MYPA II awards granted to NEOs paid out at zero for nearly all NEOs.

Executive Compensation Philosophy and Objectives

        Our executive compensation programs are designed to:

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  align compensation with long-term stockholder value and the execution of business strategies ("long-term stockholder alignment");

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  ensure that the majority of compensation opportunities are incentive-based programs that reward executives based on the achievement of business results ("pay-for-performance"); and

  •
  provide a competitive compensation opportunity that is generally targeted at the median of the competitive market ("market competitive pay"; as described below).

Setting Executive Compensation

        Oversight of Compensation Process.    Compensation for our NEOs other than the CEO is reviewed and approved by the Committee on an annual basis. As part of that review, the Committee takes into consideration competitive market analyses and the recommendations of our human resources staff, the compensation consultants and the CEO. The Committee will review periodically the relationship of target compensation levels for each NEO relative to the compensation target for the CEO. In addition, the Committee periodically will review internal equity relationships for comparable positions across the Company.

        For the CEO, the Committee prepares compensation recommendations for ultimate review and approval by the Board of Directors, with the CEO abstaining from such review and approval. In making its compensation recommendations regarding our CEO, the Committee takes into consideration the Board of Directors' annual performance evaluation of our CEO, internal equity relationships, competitive market analyses for other chief executive officers based on publicly available information and information provided by our human resources staff and compensation consultants. Recommendations with respect to compensation of our CEO are not shared with the CEO during this process.

        For fiscal 2013, the review for all executives was conducted by the Committee in April 2012 at the Committee's regular meeting.

        Role of the Independent Consultant.    The Committee has the authority to retain outside compensation consultants to assist in the evaluation of executive compensation or to otherwise advise the Committee. The Committee directs the work of such consultants, and decisions regarding compensation of our NEOs are ultimately made by the Committee and, in the case of our CEO, by the Board.

        Towers Watson, who had been the Committee's independent compensation consultant in prior years, was retained during the first half of fiscal 2013 as its compensation consultant to assist the Committee with its evaluation and assessment of executive compensation and director compensation. This compensation consultant also assisted the Committee with the review of its self-selected comparison group used for purposes of benchmarking compensation levels and relative mix for fiscal 2013. During fiscal 2013, the Committee decided to retain Exequity LLP, a nationally recognized independent provider of executive compensation advisory services with no legal or financial connection to any other service provider, to serve as its independent compensation consultant, and terminate its relationship with Towers Watson. In fiscal 2013, Exequity supported the Committee by providing competitive data on compensation and relative performance of peer group companies (which information allows the Committee to make informed decisions with the benefit of understanding the factors shaping the external marketplace for executive compensation); undertaking a comprehensive review of our executive compensation program, recommending pay programs; making presentations on regulatory and legislative matters affecting executive compensation; providing opinions on the reasonableness of compensation; and consulting on other matters as requested.

        The Committee has adopted a policy whereby any consulting work done by its independent compensation consultant with expected billings in excess of $25,000, excluding work for the Committee, is subject to pre-approval by the Committee. For fiscal 2013, the aggregate amount of fees for additional services, not including consulting related to broad-based plans, provided by Towers Watson and Exequity did not exceed $120,000. Exequity and its affiliates do not perform any work for the Company outside of Exequity's role as consultant to the Committee.

        Role of Executive Officers in Compensation Decisions.    The Chief Executive Officer provides the Committee with his evaluation of the other NEOs and his recommendations for their pay, which the Committee is free to endorse, modify or reject. The Committee is supported in its work by Company management and its primary liaison is the Executive Vice President, General Counsel, who acts as the Committee's Secretary and helps coordinate the Committee's meetings and provides support to the Committee in the execution of its duties.

        Assessing the Competitive Market.    The Company seeks to offer its executives compensation opportunities targeted at the median of the competitive market. In assessing competitiveness, the Committee reviews compensation information from a peer group, as well as compensation information available from third-party surveys. This information is used to inform the Committee of competitive pay practices, including the relative mix among elements of compensation. This information is also used to determine, as a point of reference for each NEO, a midpoint (or median) within the competitive compensation range, for base salary, annual incentive, long-term equity incentive and the total of these elements.

        The Committee also recognizes that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves. As a result, the competitive medians are used only as a guide and are not the sole determinative factor in making compensation decisions for the NEOs. In exercising its judgment, the Committee looks beyond the competitive market data and considers individual job responsibilities, individual performance, experience, compensation history, internal comparisons and compensation at former employers (in the case of new hires) and Company performance.

        For the majority of fiscal 2013, our competitive comparison group consisted of the following 25 retail and distribution companies:

Comparison Group

Best Buy Co., Inc.	The Kroger Co.	Staples, Inc.
Big Lots, Inc.	Lowe's Companies, Inc.	Sysco Corporation
Costco Wholesale Corporation	Macy's, Inc.	Target Corporation
CVS Caremark Corporation	Office Depot, Inc.	The TJX Companies, Inc.
Dollar General Corporation	Publix Super Markets, Inc.	Wal-Mart Stores, Inc.
The Gap, Inc.	Rite Aid Corporation	Walgreen Co.
The Home Depot, Inc.	Ruddick Corp.	Whole Foods Market, Inc.
J.C. Penney Company, Inc.	Safeway, Inc.
Kohl's Corporation	Sears Holdings Corporation

        The 25-company competitive comparison group approved by the Committee and disclosed above was reviewed during fiscal 2013 by our compensation consultant, Towers Watson, with input from the Committee, and was selected from U.S.-based companies based on revenue, size and industry.

        Generally, the Committee will maintain the continuity of the companies within the competitive comparison group from year to year; however, changes in the composition of the group may occur as companies enter or exit the publicly-traded marketplace, as the relative size of the companies in the comparison group changes or as business conditions warrant change.

        The Committee reviewed the fiscal 2012 comparison group for fiscal 2013 and determined that AmerisourceBergen Corporation, Cardinal Health, Inc. and McKesson Corporation should be removed. The Committee added Big Lots, Inc., Ruddick Corp. and Whole Foods Market, Inc. which the Committee believed would be a better fit from an industry, revenue and market capitalization perspective.

        The third-party compensation surveys used by the Committee provide data on similarly sized organizations based on revenue and industry. In fiscal 2013, the Committee looked at third-party retail, wholesale and general industry surveys conducted by Towers Watson. Those surveys were the Towers Watson Executive Compensation Database, the Towers Watson Retail/Wholesale Executive Compensation Database and the Towers Watson Industry Report on Top Management Compensation—Retail/Wholesale Sector.

        In December 2012, for the Company following the then-anticipated Cerberus transactions, Exequity assisted the Committee in determining a new competitive comparison group for the Company that would be more aligned to the Company's industry (from being predominantly a grocery retailer and distributor to having a smaller retail grocery operation with continued significant wholesale distribution capabilities), revenue (from a company with approximately $36 billion in revenue to a company with approximately $17 billion in revenue) and size (from a company with approximately 130,000 employees to one with approximately 35,000 employees), which was used in connection with setting Mr. Duncan's compensation later in fiscal 2013. The new competitive comparison group, consisting of 20 retail and distribution companies that were used in fiscal 2013, is listed below.

Comparison Group

Big Lots, Inc.	Office Depot, Inc.	Sysco Corporation
Core-Mark Holding Company, Inc.	Publix Super Markets, Inc.	Tech Data Corporation
Dollar General Corporation	Rite Aid Corporation	The TJX Companies, Inc.
The Gap, Inc.	Safeway, Inc.	W.W. Grainger, Inc.
J.C. Penney Company, Inc.	Sears Holdings Corporation	WESCO International, Inc.
Kohl's Corporation	Staples, Inc.	Whole Foods Market, Inc.
Nash-Finch Company	SYNNEX Corporation

Overview of Named Executive Officer Compensation Components for Fiscal 2013

        Our executive compensation programs are structured to provide a mix of fixed and variable compensation, with variable compensation delivered via short-term and long-term incentives that help to align the priorities and actions of executives with the interests of our stockholders.

        The variable components of the compensation program are designed so that our executives' total compensation will be above the median of our competitive market when our results are above the target levels of performance established by the Committee and below the median of our competitive market when our results fall below this targeted performance. These target performance levels are established based on both internal standards and external comparisons. This relative fluctuation in compensation value will increase or decrease due in large part to the significant use of equity-based components in the program. Therefore, actual total compensation realized, as compared to established targets, was designed to significantly increase or decrease in direct correlation to our stock price. Significant use of equity-based components, especially the new MYPA II Awards (described in more detail below), along with stringent ownership and retention requirements (described below), was meant to ensure alignment of executive compensation with stockholder value.

        For fiscal 2013, the principal elements of our executive compensation program consisted of base salary, annual incentive in the form of stock options, retention awards, and long-term equity incentives in the form of MYPA II Awards:

Compensation Element	Compensation Objectives	Relation to Performance	Fiscal 2013 Actions/Results
Base Salary—Fixed annual cash; paid on a weekly basis

•

Compensate NEOs for services rendered during the year in the form of fixed cash compensation.

•

Base salary levels are set to reflect the NEOs' roles and responsibilities, value to the Company, experience and performance, internal equity and market competitiveness.

•

Market competitive pay.

		Increases in base salary reflect market positioning, economic conditions and the Committee's assessment of Company and individual performance over the prior year and requirements for the upcoming fiscal year.	Mr. Herkert received an increase in base salary for fiscal 2013 (the first since starting with the Company in May 2009) and Mr. Holt received a base salary increase in connection with his promotion in September 2012. None of the other NEOs received base salary increases for fiscal 2013. The Committee set the base salaries for Messrs. Sales and Duncan at $1.5 million given market demands and the significant responsibilities relating to the Company's turnaround efforts and strategic transactions.
Annual Incentives—Bonus paid for achievement of key performance goals for the fiscal year

•

Motivate and reward NEOs for achieving specific performance goals over a one-year period.

•

Payment of the annual bonus is not guaranteed and levels vary according to Company performance.

•

Market competitive pay.

•

Pay for performance.

Focuses NEOs on the achievement of short-term performance goals related to company financial and strategic performance.

The annual bonuses to our NEOs were replaced with stock options that vest in three equal annual installments starting on the first anniversary of their grant. See "Annual Incentives—Discontinuation of Annual Bonus Plan." In addition, Messrs. Holt and Sales received guaranteed cash bonus payments for fiscal 2013 as required by their respective offer letters.

Compensation Element	Compensation Objectives	Relation to Performance	Fiscal 2013 Actions/Results
Retention Awards—One-time cash awards made to our executives to retain them during our review and completion of strategic alternatives	• Market competitive pay. • Staggered vesting dates to ensure business continuity.

Not related to performance per se, but business continuity was deemed to be a critical corporate performance factor. These awards provided an incentive for the NEOs who received them to remain employed with the Company through the strategic alternatives process, which helped ensure continuity of our NEOs and avoid disruptions to our performance that would be caused by the loss of a NEO.

All NEOs who received awards and who remain employed through the interim vesting dates (approximately every six months from the date of grant through the second anniversary of the grant of the retention awards) will meet the requirements to be entitled to receive the cash payout under their retention awards. Additionally, NEOs departing the Company due to involuntary termination (which has occurred for Messrs. Herring and Holt and which is expected for Ms. Smith during fiscal 2014) will vest in and receive the cash payout under their retention awards in full at the time of such termination.

Compensation Element	Compensation Objectives	Relation to Performance	Fiscal 2013 Actions/Results
Long-Term Equity Incentives—Multi-Year Performance Awards or "MYPA II Awards"	• Align NEOs' interests with those of the Company's stockholders and drive long-term value creation. • Market competitive pay. • Pay for performance. • Long-term stockholder alignment.	These awards have no value unless the Company's stock price increases between the date of grant and the end of the three-year performance period in May 2015.

In general, MYPA II Awards were granted to NEOs as SARs having an exercise price of $5.77 on May 1, 2012. The increase, if any, between the closing stock prices on May 1, 2012 and May 1, 2015 were to be paid out in Company stock automatically after May 1, 2015. In connection with the Cerberus transactions, these awards vested with no value based on the Company's performance during the applicable performance period with respect to each NEO other than Mr. Holt.

Health and Welfare Benefits—Eligibility to participate in our broad-based health and welfare plans, e.g., health insurance, etc.	• Consistent with benefits provided to all Company employees. • Market competitive pay.	Not directly related to performance.	No significant actions regarding health and welfare benefits were implemented in fiscal 2013.
Retirement Benefits—Eligibility to participate in our broad-based 401(k) plan for all employees	• Consistent with benefits provided to all Company employees. • Market competitive pay.	Not directly related to performance.	For all executives, the Company's matching contributions to the 401(k) were suspended effective January 2013.
Perquisites—Limited perquisites: post-retirement death benefit coverage, executive physicals and limited company plane use for our CEO	• Market competitive pay.	Not directly related to performance.	The executive physical program was suspended with the start of the 2013 calendar year. No significant actions with respect to the other perquisites were implemented in fiscal 2013.

Compensation Element	Compensation Objectives	Relation to Performance	Fiscal 2013 Actions/Results

Severance Benefits—Eligibility for coverage under the Executive & Officer Severance Pay Plan and not under our broad-based severance plan for all other employees. Provides for lump sum cash benefits, continuation of welfare benefits and outplacement services

	• Market competitive pay.	Not directly related to performance.

In general terms, the plan was amended to clarify that executives offered employment with or transferring to New Albertsons, Inc. or Albertson's LLC as part of the Cerberus transactions or in proximate time thereto were not eligible to receive severance benefits under the plan. This amendment did not impact any NEO. The plan was also amended such that it would not be amended to reduce any benefits for six months following the Cerberus transactions.

Change-in-Control Benefits—Eligibility for coverage under a change of control agreement providing lump sum cash benefits, continuation of welfare benefits and outplacement services	• Market competitive pay. • Ensure retention of executives for business continuity leading up to and following a significant corporate transaction.	Not directly related to performance.

Ms. Smith and Ms. Haugarth and Messrs. Herring and Holt agreed to waive the Company's rabbi trust funding requirement under these agreements in exchange for the Board agreeing to treat the closing of the Cerberus transactions as being a change of control under their change of control agreements.

Deferred Compensation—Eligibility to participate in our plan for all employees who meet base pay and position eligibility requirements	• Market competitive pay.	Not directly related to performance.	No base pay or bonus deferrals were allowed for the 2013 plan year commencing January 2013.

        Relative Performance Compared to CEO Pay.    To help put our performance into context, the chart below provides the total shareholder returns (TSR) for the one-, three- and five-year periods ending on

February 28, 2013 (the last day of the month in which our fiscal 2013 ended) for us and as well how our TSRs ranked against the initial fiscal 2013 comparator group:

        Our stock price performance against our initial fiscal 2013 comparator group continues to be disappointing, and underscores the urgency with which we sought to execute on our strategic plans to transform our business and deliver value to our stockholders through improved business operations.

        Given this disappointing relative stock price performance, our CEO's pay—looking both at Mr. Herkert, our CEO at the beginning of fiscal 2013, and Mr. Sales, our CEO during our review and consummation of strategic alternatives—aligned with that performance (dollars in thousands):

        While Messrs. Herkert and Sales were not employed as NEOs for all of fiscal 2013, their Target Direct Compensation is based on annual base salaries while their Realized Direct Compensation is based on the amounts they actually received. Both Target Direct Compensation and Realized Direct Compensation are provided to present a relative comparison of the amounts they were to receive at target and what they actually received.

        Target Direct Compensation represents: (1) salary (as reflected in the Salary column of the Summary Compensation Table), plus (2) non-equity based elements of compensation at target (as reflected in the Target column of Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns in the Grants of Plan-Based Awards table), plus (3) all elements of equity compensation at grant date fair value (as reflected in the Grant Date Fair Value of Stock and Option Awards column of the Grants of Plan-Based Awards table).

        Realized Direct Compensation represents: (1) salary and bonus paid (as reflected in the Salary, Bonus, and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table), plus (2) the value realized from the exercise of stock options and the vesting of restricted stock units or restricted stock awards before payment of any applicable withholding taxes and brokerage commissions (as reflected in the Option Exercises and Stock Vested table).

        Compensation data was gathered from public filings and is current as of May 8, 2013.

        TSR for SUPERVALU and the initial fiscal 2013 comparator group companies is calculated to align with the month-ending nearest to each company's fiscal year-end for which most recent compensation data is available. For the purposes of this analysis, the Company's TSR for the fiscal year ending February 23, 2013 is calculated as of February 28, 2013.

Compensation Arrangements with Chief Executive Officers in 2013

        Mr. Herkert served as our Chief Executive Officer at the start of fiscal 2013. Shortly following our announcement of a strategic alternative review, we decided to replace Mr. Herkert with Mr. Sales, who was then our Non-Executive Chairman of our Board of Directors. Mr. Sales served as Chairman, President and Chief Executive Officer until shortly following the execution of the Stock Purchase Agreement and the Tender Offer Agreement (see "Board Changes as a Result of the March 2013 Transactions" above). The Company agreed in the Tender Offer Agreement that Sam Duncan would replace Mr. Sales as Chief Executive Officer of the Company effective as of the closing of the Tender Offer. This process was accelerated by the Board because it determined that Mr. Duncan's skills and abilities were naturally suited to assist SUPERVALU regardless of whether the Cerberus transactions closed. Consequently, we initially agreed in a letter agreement with Mr. Duncan to appoint him as our Chief Executive Officer contingent upon the close of the Cerberus transactions, but subsequently amended that letter agreement to appoint Mr. Duncan without reservation as our Chief Executive Officer effective February 4, 2013. At that same time, we amended our agreement with Mr. Sales, appointing him Executive Chairman of the Company and tasked him with supervising and being responsible for the consummation of the Cerberus transactions.

        Mr. Sales was elected to serve as Chief Executive Officer and President as of July 29, 2012 at a base salary of $1.5 million. The Committee determined that a $575,000 increase in base salary for Mr. Sales compared to Mr. Herkert was appropriate given the significant responsibility being assumed by Mr. Sales in guiding both the business turnaround and strategic alternative review, as well as the fact that Mr. Sales resigned from two other public company boards and gave up his outside consulting work to focus on the transformation efforts at SUPERVALU. Mr. Sales was uniquely qualified for the responsibilities placed upon him with respect to our transformation. Mr. Sales had prior retail turnaround experience, as well as direct knowledge and experience of our Company from his years on our Board. During Mr. Sales' tenure as President, Chief Executive Officer and as Executive Chairman, our stock price more than doubled and we successfully executed on our strategic transformation by entering into the Cerberus transactions. Mr. Duncan was elected to serve as Chief Executive Officer and President as of February 4, 2013 at the same base salary of $1.5 million.

        The three individuals who served as Chief Executive Officer of SUPERVALU during fiscal 2013, the months during the fiscal year that they served as Chief Executive Officer, and the material terms of any agreements the Company had or has with them regarding compensation are as follows:

  •
  Mr. Herkert—February 2012—July 2012.  The Company did not enter into an employment agreement with Mr. Herkert.

  •
  Mr. Sales—July 2012—February 2013.  Upon his appointment as President and Chief Executive Officer, the Company entered into a letter agreement with Mr. Sales effective August 2, 2012, and subsequently amended that letter agreement effective as of February 4, 2013 to reduce certain payments by $2.7 million. Under the terms of the original agreement, Mr. Sales was to be paid an annual base salary of $1,500,000 and received a signing bonus of $1,260,000 payable in two equal installments, one within 14 days of signing the agreement and the second on July 29, 2013. The agreement entitled Mr. Sales to receive a cash bonus for the portion of fiscal 2013 equal to no less than $1,000,000, the opportunity to earn a bonus for fiscal 2014 with a minimum of zero, a target of $1,500,000 and a maximum of $3,000,000, and the opportunity to earn a bonus for the period commencing on February 23, 2014 and ending at the end of the term of the agreement with a minimum of zero, a target of $500,000 and a maximum of $1,000,000, each based on the achievement of performance goals approved by the Committee.

    Mr. Sales was granted 447,155 restricted stock units and was entitled to receive an additional grant of restricted stock units on July 29, 2013 having a value equal to $1,100,000. Mr. Sales was also granted a target number of performance shares of 447,155, and was entitled to receive another grant of performance shares on July 29, 2013 having a value of $1,100,000. Mr. Sales did not receive a MYPA II Award or stock options.

    Mr. Sales was not eligible to participate in SUPERVALU's Executive and Officer Severance Pay Plan and was not provided with a Change of Control Agreement. Instead, the letter agreement detailed the consequence of Mr. Sales' termination without "Cause." In such a situation, which occurred on March 21, 2013 as described below, Mr. Sales became entitled to receive (although many of these amounts were reduced as described in the next paragraph): (i) the unpaid portion of his signing bonus; (ii) annual salary payable from the date of termination through the end of the term of the agreement; (iii) the minimum cash bonus for fiscal 2013, the target bonus for fiscal 2014 and the portion of fiscal 2015 covered by the agreement; (iv) accelerated vesting of any restricted stock units for which the vesting period was not completed; (v) for any performance shares for which the performance period was not completed, the greater of the target number of shares or the number determined using the termination date as the measurement date; and (vi) a cash payment of $2,200,000 in lieu of the restricted stock unit and performance share grants scheduled to be made on July 29, 2013.

    At the same time that Mr. Duncan was appointed President and Chief Executive Officer effective as of February 4, 2013, the Company amended the letter agreement with Mr. Sales to reduce his guaranteed bonus payments for fiscal year 2014 by $1,500,000 and fiscal year 2015 by $500,000, as well as to decrease his severance payment by $700,000. Additionally, we modified the letter agreement to indicate that in certain circumstances, Mr. Sales' payments that otherwise would be subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code (the "Code") would be reduced to a level such that no excise tax would be owed. The removal of Mr. Sales as Executive Chairman on March 21, 2013 in connection with the completion of the transactions contemplated by the Tender Offer Agreement triggered the severance obligations described above and below under "Potential Payments and Benefits upon Termination Absent a Change of Control."

  •
  Mr. Duncan—February 2013.  The Company first entered into a letter agreement with Mr. Duncan as of January 10, 2013, whereby Mr. Duncan would be appointed Chief Executive Officer as soon as the Cerberus transactions closed. Subsequently, the Company modified the letter agreement to appoint Mr. Duncan effective as of February 4, 2013, regardless of whether the Cerberus transactions closed. The initial employment term is for three years. The letter agreement, as amended, establishes a base salary of $1,500,000 for Mr. Duncan. Mr. Duncan also received a signing bonus of $500,000. The agreement also provided for an initial equity grant of 1,500,000 stock options, which vest in three equal annual installments on each anniversary of the grant date, with accelerated vesting upon achievement of a pre-established Company stock price of $7.76 that must be maintained for at least 20 consecutive trading days. Mr. Duncan has received an annual equity award for fiscal 2014 in a combination of stock options and/or performance shares, with the performance metrics and other terms and conditions as determined by the Committee. The agreement also requires Mr. Duncan to hold the net number of shares of Company common stock he receives upon the exercise of stock options or the vesting of any other equity awards for one year following the exercise or vesting date. This holding requirement is in addition to our Stock Ownership and Retention Guidelines (described below) that apply to our NEOs, including Mr. Duncan. Mr. Duncan will be provided with a Change of Control Agreement and his eligibility for severance will be determined under the terms of the Company's Executive & Officer Severance Pay Plan.

Base Salaries

        SUPERVALU provides our NEOs and other executives with an annual base salary that is not subject to performance risk. Salary levels for our NEOs are based on individual performance and experience, job responsibility, internal equity and salary levels that take into consideration the competitive market. For fiscal 2013, the Committee determined that, as part of its focus on pay-for-performance, base salaries for NEOs and certain other officers would only be increased in cases where the incumbent assumed additional responsibilities or were significantly below market. The Committee approved a $75,000 increase in base salary for Mr. Herkert for fiscal 2013, his first pay increase since he was hired in May 2009, reflecting the additional responsibilities related to the turnaround strategy he developed and was executing. Mr. Holt received a $150,000 base salary increase in connection with his promotion and increased responsibilities in September 2012. The base salaries for the other NEOs were not increased. See "Compensation Arrangements with Chief Executive Officers in 2013" above for a discussion regarding the base salaries of Messrs. Sales and Duncan.

Annual Incentives

        In General.    SUPERVALU has historically provided its NEOs and other executives an annual incentive opportunity to align executive compensation with the achievement of SUPERVALU financial goals that support our business plans.

        The Committee establishes annual minimum, target and maximum award opportunities expressed as a percentage of base salary paid during the fiscal year. For fiscal 2013, the Committee initially set annual incentive opportunities for the NEOs that ranged from 100 percent to 150 percent (for the CEO) of base salary paid for the year, at target levels of performance, up to a possible range of 200 percent to 300 percent (for the CEO) of base salary for performance meeting or exceeding the maximum performance level. However, following careful consideration of the state of the Company, including (a) the results of operations for the first quarter of fiscal 2013 that were well-below Company and market expectations, (b) the announcement of strategic alternatives and focus on cost-cutting initiatives and (c) the need to incentivize key employees to remain with the Company, the Committee determined that the annual incentive opportunity for fiscal 2013 should be eliminated and replaced with a one-time grant of stock options. At the time this decision was made, the Committee did not anticipate that any bonus would be earned under the annual bonus plan. While the Committee could have simply left the annual bonus as it currently existed, which would have conserved cash, it decided that doing so would have left the Company without the motivated workforce that we needed to execute on our strategic plans at a time when it was critical to maintain engaged and motivated employees. As a result, the Committee decided that utilizing stock options in lieu of an annual bonus would be the best solution as it would both align employees with stockholders and focus employees on driving the business turnaround efforts and completing the strategic review, which was believed would result in the stock options having value. If the Company failed to execute on its strategic plan, the stock price was unlikely to increase.

        Performance Measures and Objectives.    Before replacing the annual incentive plan for fiscal 2013 with the grant of stock options, the Committee had simplified the fiscal 2013 annual incentive plan to focus on operating earnings and sales with a 50/50 weighting between the two metrics. Specifically, 50% of each NEO's bonus was to be based on consolidated earnings before interest and taxes and 50% was to be based on a combination of identical store sales ("ID Sales"), Retail ID Sales or Independent Business Segment Sales included in their area of responsibility. The fiscal 2013 annual incentive was designed to continue to be paid 50% in cash and 50% in shares of restricted stock that would vest in two annual installments of 50% each, commencing one year after the date of grant, provided that the NEO continues to be employed by the Company on those dates, or earlier for certain involuntary terminations under the Executive and Officer Severance Plan.

        The goals that the Committee established for the metrics noted above are intended to encourage our executives to meet or exceed operational goals. At the time the performance goals were set, the minimum-level goals were characterized as "stretch but attainable," meaning that based on historical performance, although attainment of this performance level is uncertain, it can reasonably be anticipated that minimum performance may be achieved. Meanwhile, the target and maximum goals represented increasingly challenging and aggressive levels of performance. In setting the performance level for each metric, the Committee looked at the Company's historical financial performance, its financial plan for the upcoming year and our business transformation plan.

        For fiscal 2013, the Consolidated Earnings Before Interest and Taxes (EBIT) performance goals under our annual incentive plan were as follows:

Performance Level	Consolidated EBIT	Percent of Target Award Payout
Maximum	$1,042,000,000	200%
Target	$966,000,000	100%
Minimum	$926,000,000	50%

        For fiscal 2013, ID Sales performance goals under our annual incentive plan were as follows:

Performance Level	ID Sales	Percent of Target Award Payout
Maximum	0.6%	200%
Target	-0.6%	100%
Minimum	-1.4%	50%

        For fiscal 2013, Retail ID Sales performance goals under our annual incentive plan were as follows:

Performance Level	ID Sales	Percent of Target Award Payout
Maximum	0.0%	200%
Target	-1.2%	100%
Minimum	-2.0%	50%

        For fiscal 2013, Independent Business Segment Sales performance goals under our annual incentive plan were as follows:

Performance Level	Independent Segment Sales	Percent of Target Award Payout
Maximum	$8,728,000,000	200%
Target	$8,557,000,000	100%
Minimum	$8,385,600,000	50%

        While each of the components of the annual incentive plan could have paid out independently of one another, the Committee imposed a Consolidated EBIT floor of $926 million before any of the performance objectives would have been paid out for the NEOs. In addition, a minimum performance level of -1.4% for ID Sales would have needed to be achieved to obtain an award on the Consolidated EBIT metric above the 100% target. The Company missed both the Consolidated EBIT floor and ID Sales minimum for fiscal 2013.

        Discretionary Adjustments.    The Committee reviews the quality of the Company's performance and determines the extent to which performance goals under the annual incentive plan are met in April of each year, after completion of the Company's financial statements. In making this determination, the Committee may apply discretion such that the numbers used for our annual incentive performance goals may differ from the numbers reported in the Company's financial statements. In applying this discretion, the Committee may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation or changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives, but that are undertaken with an expectation of improving our long-term financial performance, including restructurings, acquisitions or divestitures. For fiscal 2013, the Committee did not exercise this discretion as the annual bonus was replaced with stock option grants to the NEOs in July 2012.

        Discontinuation of Annual Bonus Plan.    For the reasons discussed above, the Committee decided to revamp the annual incentive plan by causing the annual cash incentives to be effectively discontinued and replacement grants of stock options to be utilized rather than cash and restricted stock. The stock options provided an incentive tied to stock price appreciation for our executives during the difficult process of executing on the business turnaround and reviewing strategic alternatives.

Name	# of Stock Options Granted In Lieu of Annual Bonuses
Sherry M. Smith	150,000
Janel S. Haugarth	156,250
J. Andrew Herring	125,000
Kevin R. Holt	98,450
Craig R. Herkert	346,875

        These bonus replacement stock options were granted on July 17, 2012 with an exercise price of $2.28, and vest in three equal annual installments starting on the first anniversary of their grant. The number of stock options granted to each NEO was based on a percentage of each NEO's salary and target bonus opportunity. The stock options have a maximum term of 10 years. These stock options (other than those held by Mr. Herkert, which were forfeited upon his termination) vest upon the termination of the holder's employment by the Company without "cause" or by the holder for "good reason" (as each term is defined in the applicable equity award agreement) within two years of the Cerberus transactions. In connection with planned departures from the Company in fiscal 2014 as a result of the completion of the Cerberus transactions, the vesting of stock options held by Ms. Smith, Mr. Herring and Mr. Holt have or will accelerate.

        Annual Discretionary Bonus Pool.    An annual discretionary bonus pool exists from which our CEO may make discretionary cash awards to the NEOs and other corporate officers (other than himself) in recognition of their extraordinary achievements during any given fiscal year. Awards from the pool may not exceed $1,000,000 in the aggregate or $100,000 to any one individual during any fiscal year and any discretionary bonus to a Section 16 officer requires Committee approval before payment. For fiscal 2013, there were no discretionary awards to any NEO.

Retention Awards

        In addition to the equity-based stock option grants, SUPERVALU provided certain of its NEOs with special one-time cash retention awards to ensure that such NEOs, as employees critical to the operation of the business, remained with the Company during its review of strategic alternatives announced in July 2012.

		Percent of Retention Award Payable in Cash on
	Amount of Retention Award
Name		1/18/13	7/18/13	1/18/14	7/18/14
Sherry M. Smith	$750,000	10%	20%	30%	40%
Janel S. Haugarth	$750,000	10%	20%	30%	40%
J. Andrew Herring	$500,000	10%	20%	30%	40%
Kevin R. Holt	$1,000,000	10%	20%	30%	40%

        The above NEOs received retention awards in July 2012 to incentivize them to remain with SUPERVALU during our review of strategic alternatives. Consequently, the retention awards were designed to pay out a greater portion for longer continued employment with SUPERVALU, and the payments started six months after the initial grant of the retention awards, and continued every six months thereafter, provided the NEO continued his or her employment with SUPERVALU through each such date, through the second anniversary of the grant of the retention awards when the final payment is scheduled to be made to the NEOs. None of the individuals who served as CEO during the year, Messrs. Herkert, Sales or Duncan, were eligible to receive these retention awards. Upon an NEO's involuntary termination, which has occurred for Messrs. Herring and Holt and which is expected for Ms. Smith during fiscal 2014, any amount of his or her retention award not vested at the time of such termination will vest and be paid in full.

Long-Term Equity Incentives

        In General.    In fiscal 2013, the Committee continued use of its long-term incentive program, known as multi-year performance awards or MYPA, which aligns rewards with the achievement of the Company's business transformation strategy and increased stockholder value. The design is intended to ensure that the leadership team is focused on achieving results under the business transformation strategy as quickly as possible. The program design was changed slightly from fiscal 2012 and is described below.

        MYPA II Awards.    In April 2012, the Committee approved new MYPA awards for the fiscal 2013-2015 performance period ("MYPA II Awards"). This program rewards associates for improvements in the Company's market capitalization over the performance period. Under the MYPA II program, 716 participants were awarded stock appreciation rights (SARs) on May 1, 2012 and approximately 50 other participants on various dates thereafter as new participants became eligible. The MYPA II Awards track the increase in market capitalization, if any, created over the three-year performance period beginning May 1, 2012 and ending May 1, 2015. The payout due to a participant is determined by multiplying the number of a participant's SARs awarded by the difference between the closing market price of the Company's common stock on May 1, 2015 and on the applicable grant date. The closing stock price on May 1, 2012 was $5.77, which was the "grant price" for most of the MYPA II Awards. At the end of the three-year period, the amount due to a participant, if any, would have been paid in shares of Company common stock. The Committee believed that the three-year measurement period aligned with the estimated time to realize the business transformation underway at the Company.

        For the fiscal 2013-2015 performance period, the Committee granted MYPA II Awards to the NEOs as follows:

Name	# of SARs Granted
Sherry M. Smith	70,274
Janel S. Haugarth	70,274
J. Andrew Herring	70,274
Kevin R. Holt	70,274
Craig R. Herkert	498,946

        Note: Mr. Holt received a grant of MYPA II Awards effective with his hire on July 16, 2012. Messrs. Sales and Duncan were not employed by SUPERVALU on May 1, 2012 and so did not receive a grant of MYPA II Awards. The Company had informed Mr. Van Helden of his termination as of May 1, 2012, and he did not receive a MYPA II Award.

        In the event of an executive's qualified retirement, death or disability during the performance period of the fiscal 2013-2015 MYPA II Awards, the Committee has determined that such executive will be entitled to receive a prorated award for the portion of the performance period for which he or she participated in the program if the closing stock price on May 1, 2015 is higher than the grant price. In connection with the Cerberus transactions, these awards vested with no value based on the Company's performance during the applicable performance period with respect to each NEO other than Mr. Holt.

Executive Change of Control Policy

        SUPERVALU's objective is to provide NEOs and other executives with protection under a market competitive change of control severance agreement. The Committee believes that this benefit helps to maintain the impartiality and objectivity of our executives in the event of a change of control situation so that our stockholders' interests are protected. The Committee reviews this change-of-control policy periodically to address whether these protections are consistent with those provided in our competitive market and to be in compliance with federal tax rules affecting nonqualified deferred compensation.

        In fiscal 2010, the Committee approved a new form of change of control agreement and severance plan, after making a determination that certain changes were needed to bring the Company's program in line with the Committee's philosophy and current market trends. As a result of the Committee's review, benefits paid out to executives pursuant to a change of control would be reduced from benefits available under previous change of control agreements.

        The change of control agreement is summarized below:

Agreement Provision	Description
Severance Triggers

•

Involuntary termination without "cause", as defined below, or voluntary resignation for "good reason", as defined below, within 2 years following a change of control, or in anticipation of a change of control.

•

"Good reason" is defined as a reduction in base salary or target annual incentive, duties and responsibilities that are materially and adversely diminished, forced relocation of more than 45 miles, failure to provide for assumption of agreement or material breach of the agreement by the Company.

•

"Cause" is defined as continued failure to perform duties, conviction of a felony, conduct materially and demonstrably injurious to the Company, material act of personal dishonesty that results in substantial personal enrichment or material violation of certain Company policies.

Severance Benefits	• 3 times for the CEO and 2 times for the other NEOs, of annual base salary and target annual incentive, plus welfare benefits continuation.
• Earned but unpaid salary and accrued vacation and annual bonus plan and long-term incentive plan amounts due but not yet paid.
• Pro rata annual incentive for year of termination.
• Reimbursement for COBRA coverage for medical, dental and life insurance.
• Outplacement services not to exceed $25,000, paid to an outplacement provider and not to the executive.
• "Best net" reduction of compensation to avoid excise tax.
• Requires execution of a release of claims acceptable to the Company.
Covenants

•

Non-disclosure of confidential information, non-solicitation of employees, non-solicitation of existing or prospective customers, vendors and suppliers, return of property and non-disparagement covenants.

In connection with planned departures from the Company in fiscal 2014 as a result of the completion of the Cerberus transactions, Messrs. Herring and Holt and Ms. Smith will receive the benefits under their change of control agreements.

Executive Severance Plan

        In fiscal 2010, the Committee approved the Executive & Officer Severance Pay Plan, which provides for severance benefits for NEOs who are notified on or after May 2, 2009 that their employment is involuntarily terminated without cause, subject to certain exclusions. In January 2012, the Company amended this plan to include the new MYPA program as a long-term incentive plan and to address the new payout opportunity under the annual incentive plan that was to be made one-half (50 percent) in cash and one-half (50 percent) in restricted stock. The severance plan in effect as of the end of fiscal 2013 is summarized below:

Agreement Provision	Description
Severance Triggers	• Involuntary termination without cause, subject to certain exclusions.

•

"Cause" is defined as continued failure to perform duties, conviction of a felony, conduct materially and demonstrably injurious to the Company, personal dishonesty that results in substantial personal enrichment or failure to comply with certain Company policies.

Severance Benefits	• 2 times for the CEO and 1.5 times for the other NEOs of annual base salary at time of termination.

•

2 times for the CEO and 1.5 times for the other NEOs of the average of the performance results (expressed as a percentage) used to determine the NEOs' bonus amounts under the annual bonus plan for the preceding three years (or all bonus amounts, if the NEO has been employed fewer than three years), multiplied by the NEO's current target bonus amount.

• Pro rata annual incentive, including the portion paid in stock, and payments for each long-term incentive plan cycle, including the MYPA, not completed as of the termination date.
• Reimbursement for COBRA coverage for medical and dental insurance.
• Outplacement services not to exceed $25,000, paid to an outplacement provider and not to the executive.
• Repayment of severance benefits received by a NEO who the Company rehires in any capacity within six months of the termination date.
• Requires execution of a release of claims acceptable to the Company.

In connection with his termination with the Company in August 2012, Mr. Van Helden received benefits under the Executive & Officer Severance Pay Plan as described above. Similarly, in connection with the termination of Mr. Herkert's employment in July 2012, the Company entered into a severance agreement and general release of claims with Mr. Herkert. Under the terms of that agreement, Mr. Herkert was entitled to receive benefits in accordance with the Executive & Officer Severance Pay Plan. Details of the lump sum cash payment made to each of Messrs. Van Helden and Herkert are found in the Summary Compensation Table on page 54.

Deferred Compensation

        Under the Company's Executive Deferred Compensation Plan (2008 Statement), eligible executives may elect to defer on a pre-tax basis up to 50 percent of base salary and may elect to defer up to 100 percent of annual incentive compensation during the plan year. The program allows executives to save for retirement on a tax-deferred basis. Under this unfunded plan, amounts deferred by the executive accumulate on a tax-deferred basis and are credited at an effective annual interest rate equal to Moody's Corporate Bond Index, set as of October 1 of the preceding year. The Executive Deferred Compensation Plan also provides for additional make-up contributions that are credited to the participant's account in the Executive Deferred Compensation Plan.

Retirement Benefits

        Consistent with our overall compensation philosophy, SUPERVALU maintains a retirement plan for certain non-union employees under which a maximum of $195,000 per year in annual benefits may be paid upon retirement based on limitations imposed by Section 415 of the Code. Effective December 31, 2007, this plan was closed to new participants and service crediting for existing participants was discontinued. Compensation crediting was discontinued effective December 31, 2012, at which time, accrued benefits for all participants were frozen. In addition, SUPERVALU maintains a non-qualified supplemental executive retirement plan and a non-qualified excess benefit plan for certain highly-compensated employees, including certain of the NEOs, that allow for the payment of additional benefits so that such retiring employees may receive, in the aggregate, at least the benefits they would have been entitled to receive if the Code did not impose maximum limitations. Our retirement plans are described in more detail following the Pension Benefits Table under "Executive Compensation."

        SUPERVALU provides post-retirement death benefits for certain designated retired executive officers, which would include those NEOs who meet the retirement definition of termination at or after age 55 with 10 or more years of service. Currently, Ms. Haugarth meets the retirement definition mentioned above. The death benefit is fixed at an amount approximately equal to, on an after-tax basis, 140 percent of an eligible executive's final base salary. The benefits may be funded through life insurance policies owned by SUPERVALU. Ms. Haugarth is the only NEO eligible to participate. No new participants are eligible to receive these benefits.

        Until January 2013, for all employees who participated in the SUPERVALU STAR 401(k) Plan, including NEOs, the Company made a matching contribution of $1 for every $1 the participant contributes, up to the first four percent of pay and $0.50 for each $1 the participant contributes on the next two percent of pay. The Company could have also made additional profit-sharing contributions, at the discretion of the Company's management, of up to a maximum of three percent of the eligible participant's compensation. As part of the Company's cost-cutting initiatives, the matching and profit-sharing contributions were discontinued for many participants (including all executives) for at least the 2013 plan year.

        The Company provides limited post-retirement medical benefits for some of its employees, including certain executive officers who met the eligibility requirements of the plan before it was closed to new participants in 2002. Based on years of service, the Company will pay a percentage based on years of service of retiree medical and pharmacy premiums for certain employees who retire at age 55 or older with ten or more years of service. The only NEOs who are eligible under this plan are Ms. Smith (currently at 30%) and Ms. Haugarth (currently at 60%). At and after age 65, the benefit is converted to a Health Reimbursement Account arrangement subject to a maximum annual benefit of up to $1,700 for each of the retiree and their spouse.

Perquisites

        SUPERVALU provides our NEOs and other executives with a limited perquisites program. This limited perquisites program is consistent with the Committee's focus on performance-based compensation. The Committee will continue to review this perquisites program periodically.

        The Company maintained a program to reimburse executives for an annual physical to encourage executives to be physically healthy, such that executives can better focus on the business affairs of the Company. This program was discontinued in December 2012 as part of the Company's cost-cutting initiatives. Similarly, providing our CEO with limited personal use of the Company's aircraft encourages and allows the CEO to make travel arrangements that maximize the efficient use of limited personal time, and allows more time to focus on the Company's business for the benefit of the Company's stockholders. The Company does not provide a gross-up to cover the individual income tax incurred when the corporate aircraft is used for personal purposes.

        For fiscal 2013, SUPERVALU provided the following executive benefits and perquisites to our NEOs:

Executive Benefit	Description
Post-Retirement Death Benefit Coverage	• A death benefit of 140 percent of the executive's final base salary paid to the beneficiary.
• Current participants have been grandfathered into this program; no new enrollment has been allowed since fiscal 2008.
Personal Aircraft Usage

•

Each of Mr. Herkert, Mr. Sales and Mr. Duncan is permitted reasonable personal use of the corporate aircraft (up to 30 hours for Mr. Herkert). To the extent the Company's CEO is using the aircraft, the Company permits other employees to travel with the CEO if their destination is the same or in close proximity to the CEO's destination.

• No tax gross-up to cover the individual income tax on personal travel.
Executive Physicals	• Annual reimbursement for the full cost of an executive physical. However, this program was discontinued in December 2012 for all executives.

Executive Stock Ownership and Retention Program

        SUPERVALU has an executive stock ownership and retention program for our NEOs and other executives so that these executives will experience the same downside risk and upside potential as our stockholders experience. The current stock ownership and retention program requirements for our executives, including the NEOs, are as follows:

Position	Multiple of Base Salary
Chief Executive Officer	5 times
Chief Financial Officer	4 times
Executive Vice Presidents	3 times
Corporate Senior Vice Presidents and Presidents	2 times
Group Vice Presidents and Vice Presidents	1 times

        For purposes of complying with our Executive Stock Ownership and Retention Program, stock is considered owned if the shares are owned outright, if the shares are owned by immediate family members or legal entities established for their benefit, and if the shares are in the form of unvested restricted stock. Outstanding unexercised stock options are not considered owned for purposes of our program. Our NEOs and other executives may not pledge owned shares as security or enter into any risk hedging arrangements.

        During fiscal 2013, the Committee modified the Executive Stock Ownership and Retention Program such that until the executive has met the ownership multiple set forth above, such executive is now required to retain shares equal to 50% of the net after-tax profit received from stock option exercises or the vesting of restricted stock, whereas they were formerly required to retain 100% of their net after-tax shares. This 50% retention requirement can be satisfied on either an individual basis for each stock option exercise or restricted stock vesting event, or on a cumulative basis by aggregating all shares held from the exercise of stock options or the vesting of restricted stock from the date the executive first met our stock ownership requirement.

        In fiscal 2013, all of our NEOs were in compliance with our stock ownership and retention program.

        In addition, the Company's policies prohibit certain employees, including all NEOs, from engaging in short sales, hedging and trading in put and call options, with respect to the Company's securities.

Recoupment Policy

        To reflect sound governance and be consistent with market practice, in February 2011, the Committee approved a recoupment policy for executive officers of the Company. Specifically, the recoupment (or "clawback") policy allows for recovery of the following compensation elements:

  •
  all amounts paid under the annual incentive plan, including any discretionary amounts that were paid with respect to any fiscal year that is restated; and

  •
  all awards under the Long-Term Incentive Program, the 2007 Stock Plan, the 2012 Stock Plan or any preceding or successor plans that were issued or paid with respect to any fiscal year that is restated.

        This policy applies in the event there is an accounting restatement due to the material noncompliance under any financial reporting requirements which results in performance-based compensation that would have been a lower amount if it had been calculated based on such restated results.

Deductibility of Compensation

        Section 162(m) of the Code limits the deductibility of compensation paid to certain of the NEOs to $1 million annually. Compensation that is "qualified performance-based compensation" generally is not subject to the $1 million deduction limit. We consider the tax deductibility of any element of executive compensation as a factor in our overall compensation program. It is our intent to qualify all compensation paid to our top executives, where practicable under our compensation policies, for deductibility under the Section 162(m) limits in order to maximize our income tax deductions. However, the Committee may approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid.

 REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

        The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
Matthew E. Rubel, Chairperson Philip L. Francis Irwin S. Cohen

EXECUTIVE COMPENSATION

        The following tables and accompanying narrative disclosure should be read in conjunction with the "Compensation Discussion and Analysis," which sets forth the objectives of SUPERVALU's executive compensation and benefit program.

        The table below shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2013, each of the other three most highly compensated executive officers who were serving at the end of fiscal 2013 and one addition individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6)($)	Total($)
Sam Duncan	2013	$86,538	$500,000	$0	$2,101,200	$0	$11,196	$14,365	$2,713,299
Chief Executive Officer and President(7)
Sherry M. Smith	2013	$600,000	$75,000	$177,686	$245,733	$0	$261,645	$10,712	$1,370,776
Executive Vice President	2012	$594,615	$0	$182,883	$514,271	$182,883	$316,570	$14,567	$1,805,789
and Chief Financial Officer	2011	$502,478	$0	$169,350	$120,738	$0	$125,484	$15,280	$933,330
Janel S. Haugarth	2013	$625,000	$75,000	$219,260	$251,931	$0	$411,358	$24,875	$1,607,424
President, Independent	2012	$625,000	$0	$225,675	$514,271	$225,675	$708,297	$14,125	$2,313,043
Business and Supply	2011	$535,468	$100,000	$0	$241,476	$0	$442,324	$24,414	$1,343,682
Chain Services
J. Andrew Herring	2013	$500,000	$50,000	$149,414	$220,941	$0	$118,363	$17,237	$1,055,955
Executive Vice President	2012	$500,000	$0	$153,783	$514,271	$153,783	$119,367	$13,731	$1,454,935
Real Estate, Market Development and Legal
Kevin R. Holt	2013	$465,865	$599,933	$74,400	$194,611	$0	$0	$51,076	$1,385,885
Executive Vice President, Retail Operations(8)
Craig R. Herkert	2013	$374,711	$0	$354,037	$1,032,541	$0	$20,364	$2,904,239	$4,685,892
Former Chief Executive	2012	$850,000	$0	$364,395	$2,142,847	$364,395	$0	$74,978	$3,796,615
Officer and President(9)	2011	$850,000	$0	$0	$2,012,300	$0	$0	$108,535	$2,970,835
Wayne C. Sales	2013	$865,385	$1,630,000	$2,741,060	$0	$0	$0	$44,861	$5,281,306
Former Chief Executive Officer and President(10)
Peter J. Van Helden	2013	$285,577	$0	$95,743	$0	$0	$47,900	$1,083,670	$1,512,890
Former Executive Vice	2012	$550,000	$0	$98,541	$514,271	$98,541	$54,736	$16,434	$1,332,523
President, Retail Operations(11)

(1)
Amounts shown are not reduced to reflect the NEOs' elections, if any, to defer receipt of salary under the Executive Deferred Compensation Plan described in "Compensation Discussion and Analysis."

(2)
Amount for fiscal 2013 for Mr. Duncan reflects bonus paid in connection with the executive's hire with SUPERVALU. Amounts paid to Ms. Smith, Ms. Haugarth and Mr. Herring reflect a bonus paid under a key employee retention program. Amounts paid to Mr. Holt reflect a bonus paid in connection with the executive's hire with SUPERVALU of $267,000, a bonus of 50 percent of target opportunity under the fiscal 2013 annual cash incentive plan of $232,933 and a bonus paid under a key employee retention program of $100,000. Amount paid to Mr. Sales reflects a bonus paid in connection with the executive's hire with SUPERVALU of $630,000 and a bonus of $1,000,000 for fiscal 2013.

(3)
The amount shown is the aggregate grant date fair value and does not reflect compensation actually received by the NEO. This amount consists of the aggregate grant date fair value of grants of stock options, MYPA and restricted stock awards in fiscal years 2013, 2012 and 2011, as applicable, as well as the restricted stock portion of the 2012 annual bonus payout, computed in accordance with FASB ASC Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended February 23, 2013 for our policy and assumptions made in the valuation of stock awards and stock options. The fair value of each restricted stock award is estimated as of the date of grant based on the underlying price of the Company's stock. The amounts in these columns do not include estimated forfeitures.

(4)
Non-equity incentive plan compensation represents any awards earned in recognition of achievement of performance goals under the annual incentive plan. No amounts were paid under the fiscal 2013 plan to any NEO.

(5)
This column represents both changes in pension value for the NEOs and above market interest earnings on deferred compensation. The changes in pension values were as follows: Mr. Duncan, $11,196 for fiscal 2013; Ms. Smith, $260,152 for fiscal 2013, $316,570 for fiscal 2012 and $125,484 for fiscal 2011; Ms. Haugarth, $397,785 for fiscal 2013, $704,552 for fiscal 2012 and $435,857 for fiscal 2011; Mr. Herring, $99,518 for fiscal 2013 and $113,883 for fiscal 2012; Mr. Van Helden, $27,580 for fiscal 2013 and $54,728 for fiscal 2012; Messrs. Herkert, Holt and Sales are not eligible for pension due to their respective start dates with the Company. While Mr. Duncan is not eligible for new pension benefits due to his start date with the Company, he has frozen benefits based on prior service with Albertson's under an Albertson's pension plan that merged into the Qualified Retirement Plan. The above market interest earnings on deferred compensation were as follows: Ms. Smith, $1,493 for fiscal 2013, $0 for fiscal 2012 and $0 for fiscal 2011; Ms. Haugarth, $13,573 for fiscal 2013, $3,745 for fiscal 2012 and $6,467 for fiscal 2011; Mr. Herkert, $20,364 for fiscal 2013, $0 for fiscal 2012 and $0 for fiscal 2011; Mr. Herring, $18,845 for fiscal 2013 and $5,484 for fiscal 2012; Mr. Van Helden, $20,320 for fiscal 2013 and $8 for fiscal 2012; Messrs. Duncan, Holt and Sales had no above market interest earnings on deferred compensation.

(6)
The following components comprise the amounts of "All Other Compensation" for the NEOs for fiscal 2013:

Name	401(k) Contributions	Life Insurance(a)	All Other Misc Comp(b)		Total
Sam Duncan	$0	$0	$14,365	(c)	$14,365
Sherry M. Smith	$8,294	$1,518	$900		$10,712
Janel S. Haugarth	$7,362	$2,967	$14,546		$24,875
J. Andrew Herring	$8,801	$1,429	$7,007		$17,237
Kevin R. Holt	$5,452	$1,215	$44,409	(c)	$51,076
Craig R. Herkert	$5,880	$1,012	$2,897,347	(c)	$2,904,239
Wayne C. Sales	$4,327	$4,638	$35,896	(c)	$44,861
Peter J. Van Helden	$8,216	$717	$1,074,737		$1,083,670

(a)
Represents premiums paid for current employee life insurance coverage under policies maintained by the Company for the benefit of the NEO. This benefit is described in "Compensation Discussion and Analysis."

(b)
For Mr. Duncan, this amount represents $14,365 associated with use of the Company aircraft. For Ms. Smith, this amount represents $900 in employer contribution to her Health Savings Account ("HSA"). For Ms. Haugarth, this amount represents $7,431 for her executive physical, $900 in employer contribution to her HSA, $5,000 for expenses incurred by the Company in connection with an Independent Business marketing trip ("IB Marketing Trip") and $1,215 in tax gross up for that IB Marketing Trip. For Mr. Herring, this amount represents $7,007 for his executive physical. For Mr. Holt, this amount represents $519 in employer contribution to his HSA, $4,474 associated with use of the Company aircraft, $27,276 for relocation expenses associated with joining the Company and $12,140 in tax gross up related to those relocation expenses. For Mr. Herkert, this amount represents $398 in employer contribution to his HSA, $31,790 associated with use of the Company aircraft, $5,000 for an IB Marketing Trip and $1,900 in tax gross up for that IB Marketing Trip, $93,594 for banked vacation, $2,754,262 paid as severance and $10,403 for COBRA reimbursement. For Mr. Sales, this amount represents $338 in employer contribution to his HSA and $35,558 associated with use of the Company aircraft. For Mr. Van Helden, this amount represents $467 in employer contribution to his HSA, $5,000 for an IB Marketing Trip and $1,900 in tax gross up for that IB Marketing Trip, $93,291 for banked vacation, $964,788 paid as severance and $9,291 for COBRA reimbursement.

(c)
We calculate the incremental cost to the Company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs. Because the corporate aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilot's salaries, the purchase cost of the corporate aircraft and the cost of maintenance not related to trips. The Company does not permit personal use of the corporate aircraft for any executive or their spouse other than reasonably use for Mr. Duncan and his family, Mr. Herkert and his family, and Mr. Sales and his family (with a maximum of 30 hours of personal travel per year allowed for Mr. Herkert). To the extent the Company's CEO is using the aircraft, the Company permits offering employees to travel with the CEO if their destination is the same or in close proximity to the CEO's destination. During fiscal 2013, Mr. Holt participated in three such trips and his portion of the cost of such trips is reflected in his reported compensation.
(7)
Mr. Duncan was elected to serve as Chief Executive Officer and President on February 4, 2013. The fiscal 2013 salary for Mr. Duncan represents payments for a partial year at an annual salary of $1,500,000.

(8)
Mr. Holt was elected to serve as Executive Vice President on May 28, 2012. The fiscal 2013 salary for Mr. Holt represents payments for a partial year at an annual salary of $525,000 for 13.5 weeks and $675,000 for 25 weeks.

(9)
Mr. Herkert ceased serving as Chief Executive Officer and President on July 29, 2012. The fiscal 2013 salary for Mr. Herkert represents payments for a partial year at an annual salary of $925,000 for eight weeks and $850,000 for 14 weeks.

(10)
Mr. Sales was elected to serve as Chief Executive Officer and President on July 29, 2012 and ceased serving as Chief Executive Officer and President on February 4, 2013. The fiscal 2013 salary for Mr. Sales represents payments for a partial year at an annual salary of $1,500,000. The amounts reflected in the table do not reflect the amounts paid to Mr. Sales while he served as the Company's Non-Executive Chairman. See "Director Compensation for Fiscal 2013" for these amounts.

(11)
Mr. Van Helden ceased serving as Executive Vice President Retail Operations on May 27, 2012. The fiscal 2013 salary for Mr. Van Helden represents payments for a partial year at an annual salary of $550,000.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2013

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)			Grant Date Fair Value of Stock and Option Awards
									Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Sam Duncan	2/04/13	1/10/13	—	—	—			1,500,000	$3.88	(2)	$2,101,200
Sherry M. Smith	—	—	$300,000	$600,000	$1,200,000
	7/17/12	7/16/12						150,000	$2.28	(3)	$148,755
	5/01/12	4/16/12						70,274	$5.77	(4)	$96,978
	4/24/12	4/11/12				28,892	(5)				$177,686
Janel S. Haugarth	—	—	$312,500	$625,000	$1,250,000
	7/17/12	7/16/12						156,250	$2.28	(3)	$154,953
	5/01/12	4/16/12						70,274	$5.77	(4)	$96,978
	4/24/12	4/11/12				35,652	(5)				$219,260
J. Andrew Herring	—	—	$250,000	$500,000	$1,000,000
	7/17/12	7/16/12						125,000	$2.28	(3)	$123,963
	5/01/12	4/16/12						70,274	$5.77	(4)	$96,978
	4/24/12	4/11/12				24,295	(5)				$149,414
Kevin R. Holt	—	—	$232,933	$675,000	$1,350,000
	7/17/12	7/16/12						98,450	$2.28	(3)	$97,633
	7/16/12	7/16/12						70,274	$2.48	(4)	$96,978
	7/16/12	7/16/12				30,000	(8)				$74,400
Craig R. Herkert	—	—	$637,500	$1,275,000	$2,550,000
	7/17/12	7/16/12						346,875	$2.28	(3)	$343,996
	5/01/12	4/16/12						498,946	$5.77	(4)	$688,545
	4/24/12	4/11/12				57,567	(5)				$354,037
Wayne C. Sales	—	—	$1,000,000	$1,000,000	$1,000,000
	8/02/12	8/02/12				447,155	(6)				$1,641,059
	8/02/12	8/02/12				447,155	(7)				$1,100,001
Peter J. Van Helden	—	—	$275,000	$550,000	$1,100,000
	4/24/12	4/11/12				15,568	(5)				$95,743

(1)
Represents range of possible awards under our annual cash incentive plan. The actual amount of the award earned for fiscal 2013, which was none, is presented in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The annual incentive plan is described above in the "Compensation Discussion and Analysis." The amounts reported in the threshold, target and maximum payment columns for those NEOs represent awards made at the start of fiscal 2013. The threshold amount reflects a payout of 50 percent of the target award and the maximum amount reflects a payout of 200 percent of the target award. Mr. Duncan was not a participant in the fiscal 2013 annual cash incentive plan. For fiscal 2013, the annual cash incentive plan was cancelled mid-year and stock options were granted in lieu of opportunity under that cash incentive plan for Ms. Smith, Ms. Haugarth, Mr. Herring, Mr. Holt and Mr. Herkert. Mr. Holt had a fiscal 2013 bonus guarantee of the greater of actual performance or 50 percent of his target bonus opportunity prorated for actual earnings in the fiscal year. Mr. Sales had a $1,000,000 guaranteed bonus for fiscal 2013.

(2)
Represents option granted under our 2012 Stock Plan in connection with the appointment of Mr. Duncan as our Chief Executive Officer and President in February 2013. The option vests with respect to 33 1/3 percent on each of the first, second and third anniversaries of the grant date. This option will have accelerated vesting if the stock price (i) at least doubles the exercise price of the Grant, and (ii) stays at or above such doubled stock price level for at least 20 consecutive trading days.

(3)
Represents options granted under our 2012 Stock Plan. The options vest with respect to 33 1/3 percent on each of the first, second and third anniversaries of the grant date. Stock options granted were in lieu of opportunity under the annual cash incentive plan for fiscal 2013.

(4)
Represents stock appreciation rights granted under our 2007 Stock Plan. The original terms of these stock-settled SARs (referred to as the MYPA II Awards in the Compensation Discussion and Analysis) vest in full on May 1, 2015. The number of shares of common stock to be issued upon vesting will be determined based on the closing stock price on May 1, 2015, less the grant price multiplied by the number of units to which this SAR relates. This SAR will have value if the settlement price is higher than the grant price. If this value is positive, it will be divided by the settlement price to determine the number of shares of common stock to be delivered, net of appropriate taxes. No payment will be made upon settlement of this SAR if the settlement price does not exceed the grant price.

(5)
Represents a restricted stock grant awarded under our 2007 Stock Plan in connection with our fiscal 2012 bonus program. The award vests 50 percent on April 24, 2013 and 50 percent on April 24, 2014.

(6)
Represents performance stock units awarded under our 2012 Stock Plan in connection with Mr. Sales' appointment as our President and Chief Executive Officer. On the Settlement Date, which is the earlier of (i) the first anniversary of the Grant Date, (ii) the date of a Change of Control, or (iii) the date of separation from service for purposes of Section 409A of the Code due to a termination of employment by the Company without Cause, the number of shares into which the performance stock units will be converted will be based on the Average Closing Price of the Company's shares on the measurement date, in comparison to the closing price on the grant date. The Average Closing Price is the average of the closing prices for the 20-trading day period ending immediately prior to the measurement date. The conversion will be zero if the average closing price is 50 percent or less than the closing price on date of grant; 100 percent if the average closing price is equal to the closing price on date of grant; 200 percent if the average closing price is 200 percent of the closing price on date of grant; 300 percent if the average closing price is 300 percent or more of the closing price on date of grant. The percent will be straight-line interpolated where the Average Closing Price on the measurement date is between 50 percent—100 percent, 100 percent—200 percent or 200 percent—300 percent of the Closing Price on the Grant Date.

(7)
Represents a restricted stock unit awarded under our 2012 Stock Plan in connection with Mr. Sales' appointment as our President and Chief Executive Officer. The award will vest in full on the earliest of (i) August 2, 2014, (ii) the date of his "separation from service" as defined in Section 409A of the Code, other than on account of death or becoming disabled, subject to any required 409A Deferral Period, (iii) the fifth business day following death or becoming disabled or (iv) a Change of Control.

(8)
Represents a restricted stock grant awarded under our 2007 Stock Plan in connection with the hire of Mr. Holt as our EVP of Retail Operations. The award vests 100 percent on July 16, 2015.

OUTSTANDING EQUITY AWARDS AT FEBRUARY 23, 2013

	Option Awards						Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable		Number of Shares Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that have not Vested(23)		Market Value of Shares or Units of Stock that have not Vested ($)
Sam Duncan			1,500,000	(1)	$3.88	2/04/2023

Totals:			1,500,000

Sherry M. Smith	3,999	(2)			$15.90	4/09/2013	28,892	(3)	$111,234.20
	5,118	(4)			$31.57	4/09/2013
	468	(4)			$31.57	4/09/2013
	2,460	(4)			$35.05	4/09/2013
	210	(4)			$35.05	4/09/2013
	2,570	(4)			$35.48	4/09/2013
	207	(4)			$35.48	4/09/2013
	27,500	(5)			$29.18	4/20/2013
	25,000	(6)			$29.90	4/07/2014
	30,000	(7)			$43.59	4/20/2014
			70,274	(8)	$5.77	5/01/2015
	30,000	(9)			$35.00	5/28/2015
	24,000	(10)	6,000	(10)	$16.07	5/28/2016
	15,000	(11)	15,000	(11)	$12.68	6/04/2017
			150,000	(12)	$2.28	7/17/2022

Totals:	166,532		241,274				28,892		$111,234.20

Janel S. Haugarth	2,265	(13)			$28.83	4/09/2013	35,652	(3)	$137,260.20
	6,703	(4)			$28.83	4/09/2013
	1,832	(4)			$43.59	4/09/2013
	30,000	(5)			$29.18	4/20/2013
	4,000	(6)			$29.90	4/07/2014
	12,619	(4)			$43.59	4/07/2014
	50,000	(7)			$43.59	4/20/2014
			70,274	(8)	$5.77	5/01/2015
	55,000	(9)			$35.00	5/28/2015
	24,000	(10)	6,000	(10)	$16.07	5/28/2016
	30,000	(11)	30,000	(11)	$12.68	6/04/2017
			156,250	(12)	$2.28	7/17/2022

Totals:	216,419		262,524				35,652		$137,260.20

J. Andrew Herring	8,313	(4)			$35.47	4/09/2013	24,295	(3)	$93,535.75
	4,991	(4)			$46.30	4/09/2013
	25,000	(5)			$29.18	4/20/2013
	4,000	(6)			$29.90	4/07/2014
	12,186	(4)			$46.30	4/07/2014
	25,000	(7)			$43.59	4/20/2014
			70,274	(8)	$5.77	5/01/2015
	22,000	(9)			$35.00	5/28/2015
	20,000	(10)	5,000	(10)	$16.07	5/28/2016
	30,000	(11)	30,000	(11)	$12.68	6/04/2017
			125,000	(12)	$2.28	7/17/2022

Totals:	151,490		230,274				24,295		$93,535.75

Kevin R. Holt			70,274	(8)	$2.48	5/01/2015	30,000	(14)	$115,500.00
			98,450	(12)	$2.28	7/17/2022

Totals:			168,724				30,000		$115,500.00

Craig R. Herkert(24)			498,946	(8)	$5.77	5/01/2015
	321,454	(15)			$15.90	5/26/2016
	250,000	(11)			$12.68	6/04/2017

Totals:	571,454		498,946

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable		Number of Shares Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that have not Vested(23)		Market Value of Shares or Units of Stock that have not Vested ($)
Wayne C. Sales	6,000	(16)		$30.72	6/30/2013	447,155	(21)	$1,721,546.75
	6,000	(17)		$46.83	5/24/2014	447,155	(22)	$1,721,546.75
	6,140	(18)		$35.00	5/28/2015
	6,140	(19)		$15.33	8/07/2016
	6,140	(20)		$11.29	8/11/2017

Totals:	30,420					894,310		$3,443,093.50

Peter J. Van Helden	50,000	(7)		$43.59	4/20/2014
	50,000	(9)		$35.00	5/28/2015
	20,000	(10)		$16.07	5/28/2016
	30,000	(11)		$12.68	6/04/2017

Totals:	150,000

(1)
This non-qualified stock option vests at the rate of 33 1/3 percent per year, with vesting dates of February 4, 2014, February 4, 2015 and February 4, 2016.

(2)
This non-qualified (3,535) and incentive stock option (464) vested at the rate of 20 percent per year, with vesting dates of April 9, 2003, April 9, 2004, April 9, 2005, April 9, 2006 and April 9, 2007.

(3)
Represents a restricted stock grant awarded under our 2007 Stock Plan in connection with our fiscal 2012 annual cash incentive plan. The award vests 50 percent on April 24, 2013 and 50 percent on April 24, 2014.

(4)
Represents a "reload" stock option granted under the 2002 Stock Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company's common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(5)
This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of April 20, 2006, April 20, 2007, April 20, 2008, April 20, 2009 and April 20, 2010.

(6)
This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of April 7, 2004, April 7, 2005, April 7, 2006, April 7, 2007 and April 7, 2008.

(7)
This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of April 20, 2007, April 20, 2008, April 20, 2009, April 20, 2010 and April 20, 2011.

(8)
This stock-settled stock appreciation right vests in full on May 1, 2015. Payout is based on closing stock price on May 1, 2015, minus stock price at grant date, times the number of shares. If that amount is positive, it will be divided by the price on grant date to come up with the number of shares to be paid out. If an NEO leaves prior to May 1, 2015, such NEO would receive a pro-rated value for these stock appreciation rights based on his or her termination date.

(9)
This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of May 28, 2008, May 28, 2009, May 28, 2010, May 28, 2011 and May 28, 2012.

(10)
This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of May 28, 2009, May 28, 2010, May 28, 2011, May 28, 2012 and May 28, 2013.

(11)
This non-qualified stock option vests at the rate of 25 percent per year, with vesting dates of June 4, 2011, June 4, 2012, June 4, 2013 and June 4, 2014. Upon Mr. Herkert's termination in July, 2012, he forfeited 250,000 unvested option shares.

(12)
This non-qualified stock option vests at the rate of 33 1/3 percent per year, with vesting dates of July 17, 2013, July 17, 2014 and July 17, 2015.

(13)
Represents a "reload" stock option granted under the 1997 Stock Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company's common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(14)
Represents a restricted stock grant awarded under our 2007 Stock Plan in connection with the hiring of Mr. Holt as our EVP, Retail Operations. This award vests 100 percent on July 16, 2015.

(15)
This non-qualified stock option was scheduled to vest at the rate of 20 percent per year, with vesting dates of May 26, 2009, May 26, 2010, May 26, 2011, May 26, 2012 and May 26, 2013. Upon Mr. Herkert's termination in July, 2012, he forfeited 80,363 unvested option shares.

(16)
This non-qualified stock option had an immediate vesting on June 30, 2006.

(17)
This non-qualified stock option had an immediate vesting on May 24, 2007.

(18)
This non-qualified stock option had an immediate vesting on May 28, 2008.

(19)
This non-qualified stock option had an immediate vesting on August 7, 2009.

(20)
This non-qualified stock option had an immediate vesting on August 11, 2010.

(21)
Represents a restricted stock unit awarded under our 2012 Stock Plan in connection with Mr. Sales' appointment as our President and Chief Executive Officer. The award will vest in full on the earliest of (i) August 2, 2014, (ii) the date of his "separation from service" as defined in Section 409A of the Code, other than on account of death or becoming disabled, subject to any required 409A Deferral Period, (iii) the fifth business day following death or becoming disabled or (iv) a Change of Control.

(22)
Represents performance stock units awarded under our 2012 Stock Plan in connection with Mr. Sales' appointment as our President and Chief Executive Officer. On the Settlement Date, which is the earlier of (i) the first anniversary of the Grant Date, (ii) the date of a Change of Control, or (iii) the date of separation from service for purposes of Section 409A of the Code due to a termination of employment by the Company without Cause, the number of shares into which the performance stock units will be converted will be based on the Average Closing Price of the Company's shares on the measurement date, in comparison to the closing price on the grant date. The Average Closing Price is the average of the closing prices for the 20-trading day period ending immediately prior to the measurement date. The conversion will be zero if the average closing price is 50 percent or less than the closing price on date of grant; 100 percent if the average closing price is equal to the closing price on date of grant; 200 percent if the average closing price is 200 percent of the closing price on date of grant; 300 percent if the average closing price is 300 percent or more of the closing price on date of grant. The percent will be straight-line interpolated where the Average Closing Price on the measurement date is between 50 percent—100 percent, 100 percent—200 percent or 200 percent—300 percent of the Closing Price on the Grant Date.

(23)
The amounts shown in this column are calculated using a per share value of $3.85, the closing market price of a share of our common stock on the NYSE on February 22, 2013 (the last trading day before the end of the 2013 fiscal year).

(24)
In addition to the forfeitures discussed in the footnotes above, upon Mr. Herkert's termination in July, 2012, he forfeited (a) 78,617 shares of unvested restricted stock from his May 2009 grant, and (b) 346,875 option shares from his July, 2012 stock option grant in lieu of annual bonus. Mr. Herkert's restricted stock grant of 57,567 shares, representing the stock portion of his fiscal 2012 bonus, was accelerated at his termination.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Sam Duncan	—	—	—	—
Sherry M. Smith	—	—	15,000	$35,700.00
Janel S. Haugarth	—	—	—	—
J. Andrew Herring	—	—	—	—
Kevin R. Holt	—	—	—	—
Craig R. Herkert	—	—	78,617	$379,720.11
	—	—	57,567	$131,252.76
Wayne C. Sales	—	—	—	—
Peter J. Van Helden	—	—	15,568	$37,207.52

(1)
Amounts reflect the market value of the Company's common stock on the day the stock vested, determined by multiplying the number of shares acquired on vesting by the closing sales price for the Company's common stock on the NYSE on the vesting date.

PENSION BENEFITS

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit(3) ($)	Payments During Last Fiscal Year ($)
Sam Duncan	Qualified Retirement Plan	13.00	$149,995	$0
Sherry M. Smith(4)	Qualified Retirement Plan	20.17	$559,508	$0
	Excess Benefits Plan	20.17	$755,799	$0
	EDCP	20.17	$76,397	$0
Janel S. Haugarth(5)	Qualified Retirement Plan	30.0	$1,093,767	$0
	Excess Benefits Plan	30.0	$2,817,187	$0
	EDCP	30.0	$119,859	$0
J. Andrew Herring(6)	Qualified Retirement Plan	9.92	$302,124	$0
	Excess Benefits Plan	9.92	$278,513	$0
	EDCP	9.92	$67,460	$0
Kevin R. Holt	—	—	—	—
Craig R. Herkert	—	—	—	—
Wayne C. Sales	—	—	—	—
Peter J. Van Helden	Qualified Retirement Plan	25.00	$273,759	$0

(1)
We maintain the following programs to provide retirement income to the NEOs: the SUPERVALU INC. Retirement Plan (the "Qualified Retirement Plan"), the SUPERVALU INC. Nonqualified Supplemental Executive Retirement Plan (the "SERP"), the SUPERVALU INC. Excess Benefits Plan (the "Excess Benefits Plan") and the SUPERVALU INC. Executive Deferred Compensation Plan (the "EDCP"). Each of these plans is discussed below.

(2)
The Qualified Retirement Plan caps years of credited service at 30 years. Years of credited service were frozen effective December 31, 2007.

(3)
The calculation of present value of accumulated benefit assumes: (a) a measurement date of February 23, 2013; (b) a discount rate of 4.25 percent; (c) an assumed retirement at age 62 (earliest unreduced retirement age); (d) a single life annuity form of payment; (e) the use of the ERISA (PPA) Static Mortality Table for 2013 and (f) no pre-retirement decrements.

(4)
Ms. Smith has elected a lump sum distribution at separation of service under the Excess Benefits Plan for amounts credited after calendar 2004. For amounts credited prior to calendar 2005, Ms. Smith elected a 5-year installment at the later of age 55 or separation of service.

(5)
Ms. Haugarth is currently eligible for early retirement under the Qualified Retirement Plan and Excess Benefits Plan. Under the Excess Benefits Plan, Ms. Haugarth elected a 5-year installment at the later of age 62 or separation of service for amounts credited after calendar 2004. For amounts credited prior to calendar 2005, Ms. Haugarth elected a lump sum distribution at retirement.

(6)
Mr. Herring has elected a lump sum distribution at separation of service under the Excess Benefits Plan.

        With respect to NEOs, Ms. Smith, Ms. Haugarth and Mr. Herring participate in the Qualified Retirement Plan and the Excess Benefits Plan. Messrs. Duncan and Van Helden participate in the Qualified Retirement Plan only. While Mr. Duncan is not eligible for new pension benefits due to his start date with the Company, he has frozen benefits based on prior service with Albertson's under an Albertson's pension plan that merged into the Qualified Retirement Plan. Messrs. Herkert and Sales

are not eligible to participate in the Qualified Retirement Plan, the SERP or the Excess Benefits Plan. The SERP and the Excess Benefits Plan were designed to restore the loss of qualified retirement plan benefits due to the Internal Revenue Service ("IRS") limits on compensation and benefits and, in addition, the SERP was designed to restore the loss of qualified retirement plan benefits due to a change in the formula required by statute in 1989. In addition, NEOs may also defer compensation under the EDCP as described in this Proxy Statement.

SUPERVALU INC. Retirement Plan

        To participate in the Qualified Retirement Plan, an employee must have one year of service with the Company during which 1,000 hours of service were completed and be at least age 21. Union employees are not covered unless a collective bargaining agreement provides for coverage in the plan. Accrued benefits under the Qualified Retirement Plan are one percent of final average compensation times credited service (not to exceed 30 years) plus 0.4 percent of final average compensation in excess of covered compensation times credited years of service (not to exceed 30 years). Final average compensation is defined as the highest five consecutive complete plan years of compensation. Elements of compensation include base pay and bonus pay, less any deferrals under nonqualified deferred compensation plans. Credited service for years during which the participant completed at least 1,000 hours of service. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan. However, vesting service will continue to be counted until separation and compensation was recognized under the Qualified Retirement Plan through December 31, 2012 at which time accrued benefits were frozen under the Plan.

        There are six optional distribution forms under the Qualified Retirement Plan: single life annuity, which is payable for the lifetime of the participant only; 5, 10 and 15 year term certain annuities, which are payable for the lifetime of the participant with a guaranteed stream of benefits payable to the named beneficiary if the participant dies before the end of the guaranteed term; and 50 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant's annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime. Lump sums are also available to certain limited participant groups. These distribution options are elected and payable at early or normal retirement.

        Certain former Albertson's pension plans in which benefit accruals for all nonunion employees were previously frozen have been merged into the Qualified Retirement Plan. The frozen accrued benefits for merged participants are determined under the formulas in the merged plans, and distributions to such participants are made under the normal and optional distribution forms in the Qualified Retirement Plan.

SUPERVALU INC. Nonqualified Supplemental Executive Retirement Plan

        The SERP was designed to restore the loss of qualified retirement plan benefits due to statutory limits on benefits and compensation in such plans and to restore the loss of any qualified retirement plan benefits due to the change in the benefit formula in that plan on February 26, 1989. Participation in this plan is limited to employees who satisfy the following requirements: (1) born before March 1, 1952; (2) have at least 15 years of credited service; (3) are a highly compensated employee (as defined under Section 414(q) of the Code) at separation; and (4) on February 26, 1989 were actively employed by SUPERVALU and were participants in the Qualified Retirement Plan. Accrued benefits are determined as the greater of the current qualified retirement plan benefit formula compared to the SERP formula of 1.7 percent of final average compensation times credited service (not to exceed 30 years) minus the sum of (A) 0.1 percent of final average compensation in excess of $75,000 times credited service (not to exceed 30 years) and (B) 1/30th of the participant's approximate social security benefit times credited service (not to exceed 30 years) minus the dollar amount of the benefit payable from the Qualified Retirement Plan. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under the SERP. However, vesting service will continue to be recognized until separation and compensation was recognized under the Qualified Retirement Plan and, indirectly, under the SERP, through December 31, 2012 at which time accrued benefits were frozen under each Plan.

        There are nine basic distribution forms under the SERP: single life annuity, which is payable for the lifetime of the participant only; 10 and 15 year term certain and life annuities, which are payable for the lifetime of the participant with a guaranteed stream of benefits payable to the named beneficiary if the participant dies before the end of the guaranteed term; and 50 percent, 67 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant's annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime; lump sum; and equal annual installments over a five or ten year period. Participants who do not file timely distribution elections receive payment in the form of a single lump sum.

        Distribution of benefits occurs at the election of the participant: (a) within 30 days of separation from service; (b) during the month of March following separation from service; (c) during the month of March following the later of age 55 or separation from service; (d) during the month of March following the later of age 62 or separation from service; (e) during the month of March following the later of age 65 or separation from service; or (f) within 30 days following the later of a specific date or separation from service. Participants who do not file a timely election will receive distribution during the March following separation from service. If distribution is being made to a "key employee," as defined by the IRS, the portion of the participant's benefit attributable to benefits accrued after December 31, 2004, will be delayed for six months following separation from service. A "key employee" is determined by the definition provided by the IRS.

SUPERVALU INC. Excess Benefits Plan

        The Excess Benefits Plan was designed solely to restore the loss of qualified retirement plan benefits due to statutory limits on benefits and compensation in such plans. Participation in this plan is limited to employees who satisfy the following requirements: (1) have a benefit in a qualified plan that is reduced by statutory limits; (2) are not covered under the SERP; and (3) are selected for participation by the Leadership Development and Compensation Committee. Accrued benefits are the additional amount that would have been paid from the qualified plan but for the statutory limits. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under the Excess Benefits Plan. However, vesting service will continue to be recognized until separation and compensation was recognized under the Qualified Retirement Plan and, indirectly, under the Excess Benefits Plan, through December 31, 2012 at which time accrued benefits were frozen under each Plan.

        There are seven basic distribution forms under the Excess Benefits Plan: single life annuity, which is payable for the lifetime of the participant only; 50 percent, 67 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant's annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime; lump sum; and annual installments over a five or ten year period. Participants who do not file timely distribution elections receive payment in the form of a single lump sum.

        Distribution of benefits occurs at the election of the participant: (a) within 30 days of separation from service; (b) during the month of March following separation from service; (c) during the month of March following the later of age 62 or separation of service; or (d) during the month of March following the later of age 65 or separation from service. Participants who do not file a timely election will receive distribution during the March following separation from service. If distribution is being made to a "key employee," the portion of the participant's benefit attributable to benefits accrued after December 31, 2004, will be delayed for six months following separation of service. A "key employee" is determined by the definition provided by the IRS.

SUPERVALU INC. Executive Deferred Compensation Plan (Pension Make-Up Benefit)

        Executives who defer the receipt of pay under the EDCP may have reduced qualified defined benefit retirement plan benefits and related non-qualified supplemental retirement benefits. To make up this loss in defined benefit retirement plan benefits, the EDCP contains a make-up provision to determine and to pay an amount representing the additional benefit that would have been payable under those plans if there had been no deferrals under the EDCP. This make-up benefit is determined by commuting this additional benefit to a lump sum that is deposited in the participant's EDCP account at retirement or separation and then distributed during March in the following plan year as a single payment. For this make-up computation, accrued benefits are determined using the Qualified Retirement Plan benefit formula as if there had been no reductions in final average pay due to deferrals. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under this make-up provision of the EDCP. However, additional vesting service continues to be counted until separation and compensation was recognized under the Qualified Retirement Plan and, indirectly, under this make-up provision of the EDCP, through December 31, 2012 at which time accrued benefits were frozen under this make-up provision of the EDCP. If a distribution is to be made to a "key employee", the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service. A "key employee" is determined by the definition provided by the IRS.

NONQUALIFIED DEFERRED COMPENSATION

SUPERVALU INC. Executive Deferred Compensation Plan

        In addition to the "make-up" feature described previously, the EDCP provides that an eligible executive can elect to defer between 5 and 50 percent of base salary and between 5 and 100 percent of annual incentive compensation. A new deferral election can be made before the beginning of each calendar year and is effective for that calendar year as to base salary and for the fiscal year that begins in that calendar year as to incentive compensation. The amount deferred for a year is credited to an unfunded bookkeeping account for that year and that account is credited from time to time with interest at a rate determined by reference to Moody's Corporate Average Bond Index for the year ending in the October preceding the calendar year. With each deferral election, the employee also makes an election of (i) whether the account for that year will be distributed in a lump sum or in 5, 10 or 15 annual installments and (ii) the time when distribution of that year's account will be paid in a lump sum or commenced in installments (either a specified date or upon separation from service). SUPERVALU may, in its discretion, credit additional amounts to a participant's account. If distribution is to be made to a "key employee," the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service. Subject to limited exceptions, all amounts are 100 percent nonforfeitable at all times. A "key employee" is determined by the definition provided by the IRS. As part of our cost cutting initiatives, we suspended the ability to make deferral elections for the 2013 plan year.

Name	Executive Contributions in Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Sam Duncan	—	—	—	—	—
Sherry M. Smith	$59,914	$26,895	$8,504	$18,905	$221,869
Janel S. Haugarth	$37,726	$30,649	$42,190	$0	$905,600
J. Andrew Herring	$51,910	$20,531	$56,300	$0	$1,185,279
Kevin R. Holt	—	—	—	—	—
Craig R. Herkert	$221,303	$11,065	$61,485	$0	$1,301,295
Wayne C. Sales	—	—	—	—	—
Peter J. Van Helden	$39,469	$1,973	$39,248	$0	$598,971

(1)
The Company offers eligible participants the opportunity to participate each year in the current executive nonqualified deferred compensation plan. Other inactive nonqualified compensation plans also exist and are governed by the respective rules which existed while they were active. The amounts credited from the registrant and aggregate earnings are not included in the Summary Compensation Table.

(2)
Amounts credited in fiscal 2013 include deferrals on base salary and bonus earned during parts of calendar 2012 and calendar 2013.

(3)
Because of limitations on the annual compensation that can be taken into account under the 401(k) Plan, participants received an additional discretionary credit from the Company for their 2012 EDCP deferrals and credited this restoration to a participant account in 2012 as if there were no income limitations for a Company match or profit sharing contribution under the 401(k) Plan.

(4)
Earnings for the current and inactive plans are determined based on a combination of a fixed percentage rate as well as variable interest rate methodologies based on current account balances.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        The tables below reflect the amount of compensation that would be paid to each of the NEOs in the event of termination of such executive's employment under several different circumstances. The amounts shown assume that such termination was effective as of the last day of the last completed fiscal year, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive's separation from SUPERVALU.

Potential Payments and Benefits upon Termination Absent a Change of Control

        The first column of the table below sets forth the payments to which each NEO would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a qualified retirement or due to long-term disability. The second column of the table reflects payments that would be due in the event of the NEO's termination of employment due to death prior to a change of control of SUPERVALU. In any of these events, we are not obligated to provide any special severance payments, health or welfare benefits or tax gross-ups to the NEO. Accelerated vesting of equity awards would occur for all NEOs upon death or disability. In addition, Ms. Haugarth meets the age and service requirements for retirement and, therefore, accelerated vesting of equity awards would occur upon retirement. Mr. Duncan, Ms. Smith, Mr. Herring, Mr. Holt and Mr. Sales do not meet the requirements for retirement and, therefore, accelerated vesting of equity awards would not occur upon retirement. The value of any equity awards that would accelerate vesting due to retirement, death or disability was calculated based on the closing price of SUPERVALU common stock on the last trading day prior to the end of fiscal 2013, February 22, 2013, at a price of $3.85 and at $3.96, the closing price of SUPERVALU common stock on the fifth trading day after the death or disability occurrence for Mr. Sales according to the terms of his agreement.

        The third column of the table below sets forth the lump sum payment to which each NEO would be entitled in the event he or she is involuntarily terminated without cause, subject to certain exclusions, pursuant to the Executive & Officer Severance Pay Plan, which are described under "Compensation Discussion and Analysis—Executive Severance Plan." The lump sum cash payment is equal to a multiple of the NEO's annual base salary and the average of the performance results (expressed as a percentage) used to determine the NEO's bonus amounts under the annual bonus plan for the preceding three years (or all bonus amounts if the NEO has been employed fewer than three years), multiplied by the NEO's current target bonus amount, as well as an prorated bonus under the Company's annual bonus plan in effect at the time of termination based on actual results calculated on the same basis as all others in the annual bonus plan. The severance multiple is two times for the CEO and 1.5 times for other NEOs. The NEOs are also entitled to reimbursement for COBRA coverage for medical and dental insurance and if so requested, outplacement services shall be provided by a professional outplacement provider at a cost to the Company of not more than $25,000. Additionally, a NEO must repay severance benefits received pursuant to the Executive & Officer Severance Pay Plan if the Company wishes to rehire them in any capacity within six months of the termination date. Accelerated vesting of equity awards does not occur upon involuntary termination without cause for most NEOs with the exception of Mr. Sales. Mr. Sales is not eligible to participate in the Executive & Officer Severance Pay Plan and the amount listed in the third column of the table below sets forth payments he has or will receive pursuant to his amended employment agreement dated February 4, 2013. The value of any equity awards that would accelerate vesting due to involuntary termination was calculated based on the closing price of SUPERVALU common stock on the last trading day prior to the end of fiscal 2013, February 22, 2013, at a price of $3.85 for Mr. Sales' restricted stock award and based on the 20 day average closing price of SUPERVALU common stock prior to the date of termination, at a price of $3.84 for Mr. Sales' performance share units.

Name(1)	Retirement/Disability	Death	Termination Without Cause(2)
Sam Duncan	$0	$0	$3,025,000
Sherry M. Smith	$0	$0	$1,109,539
Janel S. Haugarth	$0	$875,000	$1,188,175
J. Andrew Herring	$0	$0	$928,783
Kevin R. Holt	$329,208	$329,208	$1,270,433
Wayne C. Sales	$4,541,468	$4,541,468	$9,669,871

(1)
Messrs. Herkert and Van Helden are not included in this table because they are no longer employees of the Company and therefore, are not entitled to any benefits in the event of termination of employment. Messrs. Herkert and Van Helden received severance benefits as described in the "Compensation Discussion and Analysis" above and detailed in the Summary Compensation Table.

(2)
These amounts exclude reimbursements for COBRA.

Potential Payments and Benefits upon Termination Following, or in Connection with, a Change of Control

SUPERVALU Change of Control Agreements

        We have entered into change of control agreements with certain of our executives and other employees, including the NEOs except for Mr. Sales. The Company has agreed to enter into a change of control agreement with Mr. Duncan effective as of his hire date.

        Our change of control agreements entitle the NEOs to receive a lump sum cash payment if the executive's employment is terminated (other than for cause or disability, as defined in the agreements) within two years after or in anticipation of a change of control (as defined in the agreements). See "Compensation Discussion and Analysis—Executive Change of Control Policy" for additional details.

        The lump sum cash payment is equal to a multiple of the NEO's annual base salary, target bonus and an interrupted bonus cycle payment. The severance multiple is three times for the CEO and two times for the other NEOs. The NEO would also be entitled to continued family medical, dental and life insurance coverage until the earlier of the end of the separation period or the commencement of comparable coverage with a subsequent employer. If so requested, outplacement services shall be provided by a professional outplacement provider at a cost to the Company of not more than $25,000. Each agreement includes covenants including covenants not to compete, not to solicit employees, customers, vendors or suppliers, mandatory arbitration and not to disparage the Company and to return Company property.

        For fiscal year 2013, a change of control generally included the occurrence of any of the following events or circumstances:

  •
  the acquisition of 20 percent or more of the outstanding shares of SUPERVALU or the voting power of the outstanding voting shares of SUPERVALU, other than any acquisition from or by SUPERVALU or any SUPERVALU-sponsored employee benefit plan;

  •
  consummation of a merger or other business combination of SUPERVALU or sale of substantially all of the assets of SUPERVALU, unless following such transaction SUPERVALU's historic stockholders retain at least 60 percent ownership of the surviving entity;

  •
  a change in our Board's composition within any 24-month period such that a majority of the Board's members does not include those who were members at the date of the beginning of such employment period; or

  •
  a determination by a majority of our Board that a change of control has occurred.

Cause generally means the continued failure of the officer to substantially perform his or her duties, the conviction of, or plea of guilty or nolo contendere to, a felony, the willful engaging in gross misconduct that is materially and demonstrably injurious to SUPERVALU, a material act of personal dishonesty intended to result in substantial personal enrichment. Good reason generally means the annual base salary or highest annual bonus are reduced, the duties and responsibilities or the program of incentive compensation or other benefits are materially and adversely diminished, the forced relocation of more than 45 miles or the significant increase in travel obligations, the failure to provide for the assumption of the agreement by any successor entity or a material breach by the Company of the agreement. On May 6, 2013, the Committee made the definitions of change of control and good reason more restrictive. See "Significant Fiscal 2014 Compensation Actions".

SUPERVALU Equity Compensation Plans

        Several of our compensation and benefit plans contain provisions for enhanced benefits upon a change of control of SUPERVALU. These enhanced benefits include immediate vesting of stock options, performance stock units, restricted stock and restricted stock unit awards upon a change of control, or in the case of such equity awards granted after May 2010, if employment terminates under specified circumstances within two years of a change of control. The NEOs and other executive officers also hold limited stock appreciation rights ("SARs"), granted in tandem with stock options that would become immediately exercisable upon a change of control, and allow the executive to receive cash for the bargain element in the related stock option. The MYPA award agreement for the fiscal 2012-2014 performance cycle also contains change in control provisions, which provide for the use of a prorated EBITDA amount and an adjusted change of control market capitalization for purposes of calculating any award amounts earned should a change in control occur prior to the end of the performance period. The MYPA award agreement for the fiscal 2013-2015 performance cycle for all NEOs was awarded as stock-settled stock appreciation rights, which provide for accelerated vesting should a change in control occur prior to the end of the performance period. Under our executive deferred compensation plans, benefits payable upon termination may be increased by 30 percent to compensate the NEO for any excise tax liability incurred following a change of control. Our retirement plans provide for full vesting if employment terminates under specified circumstances within two years following a change of control. Additionally, the Qualified Retirement Plan provides that if it is terminated within five years following a change of control, any excess plan assets will not revert to the Company and will be used for the benefit of certain plan participants.

POTENTIAL PAYMENTS TABLE

        The table below sets forth the amounts each NEO would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs including accrued vacation and paid time off, in the event of a termination of their employment by SUPERVALU, without cause or by the NEO, for good reason, following or in anticipation of a change of control of SUPERVALU. The amounts shown assume that the termination or change of control was effective as of February 22, 2013, the last trading day of the fiscal year. These amounts do not include pension benefits described in the Pension Benefits Table and the other retirement benefits described following the Pension Benefits Table.

	Duncan, Sam	Smith, Sherry M.(3)	Haugarth, Janel S.	Herring, J. Andrew(3)	Holt, Kevin R.(3)
Base salary	$4,500,000	$1,200,000	$1,250,000	$1,000,000	$1,350,000
Bonus	$4,500,000	$1,200,000	$1,250,000	$1,000,000	$1,350,000
Interrupted Bonus Cycle(1)	$0	$0	$0	$0	$232,933
Accelerated vesting of equity awards(2)	$0	$346,734	$382,573	$289,786	$366,342
Health and Welfare benefits	$36,930	$36,334	$36,603	$36,330	$22,588
Outplacement services	$25,000	$25,000	$25,000	$25,000	$25,000
Total	$9,061,930	$2,808,068	$2,944,176	$2,351,116	$3,346,863

(1)
The amount presented for Mr. Holt for the Interrupted Bonus Cycle represents a bonus guarantee of 50% of his target opportunity for the annual cash incentive plan cycle for fiscal 2013.

(2)
The values presented for the accelerated vesting of equity awards are calculated by multiplying the number of unvested shares by the difference between the grant price and the closing stock price on the NYSE on February 22, 2013 ($3.85), the last trading day before our 2013 fiscal year end.

(3)
In connection with planned departures from the Company as a result of the completion of the Cerberus transactions, Ms. Smith, Mr. Herring and Mr. Holt will receive the benefits described (calculated at the time of such departure).

(4)
Messrs. Herkert and Van Helden are not included in this table because they were not employees of the Company as of February 22, 2013. Mr. Sales is not included in this table because he is no longer an employee of the Company and will not receive any additional amounts as a result of his termination of employment following a change of control other than payments noted in the Potential Payments and Benefits upon Termination Absent a Change of Control table for "Termination Without Cause."

REPORT OF THE AUDIT COMMITTEE

        All of the members of the Audit Committee are independent directors under the NYSE listing standards and the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that each of Mr. Chappel, Mr. Cohen and Mr. Francis qualifies as an "audit committee financial expert" under the rules of the SEC.

        The Audit Committee operates under a written charter adopted by the Board of Directors, which is evaluated annually. The charter of the Audit Committee is available on SUPERVALU's website at http://www.supervalu.com. Click on the "Investors" link and then the caption "Corporate Governance" under the heading "About Us." The Audit Committee selects, evaluates and, where deemed appropriate, replaces SUPERVALU's independent registered public accountants. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except for certain de minimus amounts.

        Management is responsible for SUPERVALU's internal controls and the financial reporting process. SUPERVALU's independent registered public accountants are responsible for performing an audit of SUPERVALU's consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has reviewed SUPERVALU's audited financial statements for fiscal 2013 and has met and held discussions with management and KPMG LLP ("KPMG"), the independent registered public accountants. Management represented to the Audit Committee that SUPERVALU's consolidated financial statements for fiscal 2013 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with KPMG. The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Accounting Oversight Board in Rule 3200T.

        The Audit Committee received the written disclosures and letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG's communications with the Audit Committee concerning its independence, and the Audit Committee discussed with KPMG the accounting firm's independence.

        Based upon the Audit Committee's discussions with management and KPMG and the Audit Committee's review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SUPERVALU's Annual Report on Form 10-K for the fiscal year ended February 23, 2013, filed with the SEC.

        The Audit Committee also considered whether non-audit services provided by KPMG during fiscal 2013 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,
Irwin S. Cohen, Chairperson Donald R. Chappel Philip L. Francis

 INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS' FEES

        The Audit Committee has a formal policy concerning the approval of audit and non-audit services to be provided by SUPERVALU's independent registered public accountants. A copy of this policy can be found in the Audit Committee's charter which is available on SUPERVALU's website at http://www.supervalu.com. Click on the tab "Investors" link and then the caption "Corporate Governance" under the heading "About Us." The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all permitted non-audit engagements, subject to the de minimus exceptions permitted pursuant to the Shares Exchange Act of 1934, as amended (the "Exchange Act"). The Chairperson of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

        During fiscal 2013 and 2012, KPMG provided various audit, audit-related and tax services to SUPERVALU. The Audit Committee pre-approved all audit services, audit-related services and tax services provided by KPMG in fiscal 2013 and 2012. The following table presents fees for professional services charged by KPMG to SUPERVALU by type and amount for fiscal 2013 and 2012.

	2013(2)	2012(3)
	($ in thousands)
Audit fees	$2,961	$2,427
Audit-related fees(1)	909	551

Total audit and audit-related fees	$3,870	$2,978
Tax fees	—	—
All other fees	—	—

Total fees	$3,870	$2,978

(1)
Audit-related fees consist principally of fees for audits of financial statements of certain employee benefit plans and audits of the financial statements of certain businesses and subsidiaries, and fees for fiscal 2013 for reviewing the balance sheet of NAI pursuant to the procedures agreed upon between the Company and AB Acquisition in connection with the sale of NAI by the Company to AB Acquisition.

(2)
Fees for 2013 are estimates.

(3)
Fees for 2012 reflect final amounts billed.

RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS (ITEM 2)

        The Audit Committee of our Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit SUPERVALU's financial statements. The Audit Committee has appointed KPMG as SUPERVALU's independent external registered public accountants for the fiscal year ending February 23, 2013. KPMG has been retained as SUPERVALU's external auditor continuously since fiscal 1999. The Audit Committee is responsible for the audit fee negotiations associated with the retention of KPMG. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the auditing firm's lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG's new lead engagement partner. The members of the Audit Committee and our Board of Directors believe that the continued retention of

KPMG to serve as SUPERVALU's independent external auditor is in the best interests of our stockholders.

        Stockholder ratification of the appointment of KPMG as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accountants, may in its discretion, direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of SUPERVALU and its stockholders.

        A representative of KPMG will be present at the Annual Meeting with the opportunity to make a statement and to respond to questions.

        The Board of Directors recommends a vote "FOR" the ratification of the appointment of KPMG LLP as independent registered public accountants.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 3)

        As required by the Exchange Act, at the 2011 Annual Meeting of Stockholders, we provided our stockholders with an advisory vote on the frequency of conducting an advisory vote on the compensation of our NEOs. Consistent with the stockholders' preference expressed in voting at the 2011 Annual Meeting of Stockholders, the Board of Directors determined that an advisory vote on the compensation of SUPERVALU's executive officers will be conducted every year. Therefore, we are providing stockholders with an advisory (nonbinding) vote on the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC's rules.

        As described in detail under the heading "Compensation Discussion and Analysis—Executive Summary," our executive compensation programs are designed to align compensation with long-term stockholder value and the execution of strategic business imperatives and ensure that the majority of compensation opportunities are a result of pay-for-performance. Please read the "Compensation Discussion and Analysis" for additional details about the Company's executive compensation programs, including information about the compensation of our NEOs for fiscal 2013.

        The Company is presenting the following proposal, which gives stockholders the opportunity to endorse or not endorse our pay program for NEOs by voting for or against the following resolution (a "say-on-pay" vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, the Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the Company's compensation programs.

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the related narrative executive compensation disclosures contained in the Proxy Statement."

        The Board of Directors recommends a vote "FOR" approval of the compensation of the Company's NEOs, as disclosed in this Proxy Statement.

 OTHER INFORMATION

SUPERVALU Mailing Address

        The mailing address of our principal executive offices is: SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Stockholder Proposals for the 2014 Annual Meeting

        In accordance with rules of the SEC, all proposals of stockholders that are requested to be included in SUPERVALU's Proxy Statement for the 2014 Annual Meeting of Stockholders must be received by the Corporate Secretary at our principal executive offices on or before February 6, 2014, 120 days before the one-year anniversary of the mailing date of this Proxy Statement for the 2013 Annual Meeting of Stockholders. In accordance with our bylaws, any other stockholder proposals to be presented at the 2014 Annual Meeting must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on March 18, 2014 and no earlier than the close of business on February 17, 2014; provided that if the number of directors to be elected to our Board of Directors is increased and we make no public announcement naming all of the nominees for director or specifying the size of the increase by at least April 7, 2014, a stockholder proposal will be deemed timely solely with respect to nominees for any new positions created by such increase in the size of the Board as long as the proposal is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the tenth day following the day on which we first make such a public announcement. The proposal must contain specific information required by our bylaws, a copy of which is available on SUPERVALU's website at http://www.supervalu.com. Click on the "Investors" link and then the caption "Corporate Governance" under the heading "About Us."

Communications with the Board of Directors

        Any interested parties who desire to communicate with the Board of Directors, the non-employee members of the Board of Directors or any individual member of the Board of Directors may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at the mailing address above. All such correspondence will be forwarded to the appropriate director or directors.

Code of Business Conduct

        SUPERVALU has adopted a Code of Business Conduct (formerly the Code of Ethics) that applies to its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and all other employees and non-employee directors. The Code of Business Conduct is available on SUPERVALU's website at http://www.supervalu.com. Click on the "Investors" link and then the caption "Corporate Governance" under the heading "About Us." Copies of the Code of Business Conduct are also available to any stockholder who submits a request to the Corporate Secretary at the mailing address above.

Expenses of Solicitation

        This solicitation of proxies is being made by SUPERVALU and we will pay the costs of such solicitation. We arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals and we reimburse them for their expenses in this regard. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation will be paid for such employee solicitation. We also have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for an estimated fee of $12,500 plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the SEC require our directors, executive officers and holders of more than 10 percent of our common stock to file reports of stock ownership and changes in ownership with the SEC. Based solely on a review of the Section 16 reports filed by our directors and executive officers and written representations of our directors and executive officers, we believe there were no late or inaccurate filings for transactions occurring during fiscal 2013.

Householding

        Only one copy of each of our Annual Report to Stockholders and this Proxy Statement has been sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. This procedure is referred to as "householding." We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, or call (952) 828-4000. You may contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on July 16, 2013

        Our Notice of Annual Meeting, Proxy Statement and Annual Report are available on SUPERVALU's website at http://materials.proxyvote.com/868536.

Requests for Copies of Annual Report

        SUPERVALU will furnish to stockholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended February 23, 2013, as filed with the SEC upon receipt of a written request addressed to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

        Owners of Shares Held in Street Name:    Check the information provided to you in the proxy materials mailed to you by your bank or broker.

SUPERVALU INC.

SUPERVALU INC. Headquarters
7075 Flying Cloud Drive
Eden Prairie, MN 55344

July 16, 2013 Annual Meeting of Stockholders

The Annual Meeting will begin at 11:30 a.m., Eastern time, at the Sheraton New York Times Square Hotel,

811 Seventh Avenue, New York, New York 10019

SUPERVALU INC.

Annual Meeting of
Stockholders
July 16, 2013 at 11:30 a.m. Eastern

Please bring a current
brokerage statement, letter from your stockbroker
or other proof of stock ownership to the meeting
and enter the hotel using the side entrance
on 52nd between 6th and 7th Avenue.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: SUPERVALU INC. M60965-Z60940-Z60941 For Against Abstain For Against Abstain SUPERVALU INC. 7075 FLYING CLOUD DRIVE EDEN PRAIRIE, MN 55344 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 15, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/svu13 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 15, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. Ratification of appointment of KPMG LLP as independent registered public accountants Yes No 1h. John T. Standley 1c. Philip L. Francis 1d. Robert G. Miller 1i. Lenard Tessler 1. Election of Directors Nominees: 1a. Donald R. Chappel 1e. Mark A. Neporent 1g. Wayne C. Sales 1f. Matthew E. Rubel The Board of Directors recommends you vote FOR the following proposals: 1b. Irwin S. Cohen Please indicate if you plan to attend this meeting. For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 4. To transact such other business as may properly come before the meeting or any adjournment thereof 3. To approve, by non-binding vote, the executive compensation as disclosed in the proxy statement ! ! !

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. M60966-Z60940-Z60941 ANNUAL MEETING OF STOCKHOLDERS July 16, 2013 11:30 a.m. Eastern Time Sheraton New York Times Square Hotel 811 Seventh Avenue New York, New York 10019 Please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting, and enter the hotel using the side entrance on 52nd between 6th and 7th Avenue. Refreshments will be available before the Meeting. This Proxy is solicited on behalf of the Board of Directors of the Company. Address Changes/Comments: _______________________________________________________________________________ _________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) This Proxy is solicited on behalf of the Board of Directors of the Company. As the stockholder named on this card, you hereby appoint Sam Duncan and Karla C. Robertson, and each of them, as your proxy, with power of substitution, to vote the shares of SUPERVALU common stock at the Annual Meeting as directed on the reverse side. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. The shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. If not otherwise specified, the shares will be voted as recommended by the Directors. Voting Instructions - You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card. SUPERVALU Employees - If you are a current or former employee of SUPERVALU and own shares of SUPERVALU common stock through a SUPERVALU employee benefit plan, the share ownership as of May 22, 2013 is shown on this card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote the shares pursuant to the terms of the plans, the trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants, unless contrary to applicable law. The voting deadline for participants in SUPERVALU employee benefit plans is at 12:00 a.m. Eastern Time on July 15, 2013. Householding - If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU's Annual Report and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover. Continued and to be signed on reverse side.